                                                                  EXHIBIT 10.7




_______________________________________________________________________________
_______________________________________________________________________________


                                   CREDIT AGREEMENT

                                        among

                             GENERAL SEMICONDUCTOR, INC.,

                                    CERTAIN BANKS,

                              THE CHASE MANHATTAN BANK,
                             as Administrative Agent, and


                              THE CHASE MANHATTAN BANK,

               BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,

                                  BANK OF MONTREAL,

                               THE BANK OF NOVA SCOTIA,

                                      CIBC INC.,

                           CREDIT LYONNAIS NEW YORK BRANCH,

                                 FLEET NATIONAL BANK

                                         and

                                 WACHOVIA BANK, N.A.

                                     as Co-Agents



                              Dated as of July 23, 1997

_______________________________________________________________________________
_______________________________________________________________________________

                                  TABLE OF CONTENTS

                                                                            PAGE

SECTION 1. DEFINITIONS......................................................  2
    1.1  Defined Terms......................................................  2
    1.2  Other Definitional Provisions...................................... 22

SECTION 2. AMOUNT AND TERMS OF REVOLVING
           CREDIT COMMITMENTS............................................... 22

    2.1  Revolving Credit Commitments....................................... 22
    2.2  Proceeds of Revolving Credit Loans................................. 23
    2.3  Issuance of Letters of Credit...................................... 23
    2.4  Participating Interests............................................ 24
    2.5  Procedure for Opening Letters of Credit............................ 24
    2.6  Payments in Respect of Letters of Credit........................... 24
    2.7  The Bid Loans...................................................... 25
    2.8  Procedure for Bid Loan Borrowing................................... 25
    2.9  Bid Loan Payments.................................................. 28
    2.10 Swing Line Commitment.............................................. 29
    2.11 Participations..................................................... 31

SECTION 3. GENERAL PROVISIONS APPLICABLE TO
           LOANS AND LETTERS OF CREDIT...................................... 31

    3.1  Procedure for Borrowing............................................ 31
    3.2  Conversion Options................................................. 31
    3.3  Changes of Commitment Amounts...................................... 32
    3.4  Optional Prepayments............................................... 33
    3.5  Mandatory Prepayments.............................................. 33
    3.6  Interest Rates and Payment Dates................................... 35
    3.7  Computation of Interest and Fees................................... 35
    3.8  Facility Fees...................................................... 36
    3.9  Certain Fees....................................................... 36
    3.10 Letter of Credit Fees.............................................. 36
    3.11 Letter of Credit Reserves.......................................... 37
    3.12 Further Assurances................................................. 38
    3.13 Obligations Absolute............................................... 38
    3.14 Assignments........................................................ 39
    3.15 Participations..................................................... 39
    3.16 Inability to Determine Interest Rate............................... 39
    3.17 Pro Rata Treatment and Payments.................................... 39
    3.18 Illegality......................................................... 42
    3.19 Requirements of Law................................................ 43
    3.20 Indemnity.......................................................... 44
    3.21 Repayment of Loans, Evidence of Debt............................... 44

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                                                                            PAGE

    3.22 Mitigation Obligations; Replacement of Banks....................... 45

SECTION 4. REPRESENTATIONS AND WARRANTIES................................... 47

    4.1  Financial Condition................................................ 47
    4.2  No Material Change................................................. 48
    4.3  Corporate Existence; Compliance with Law........................... 48
    4.4  Corporate Power; Authorization..................................... 49
    4.5  Enforceable Obligations............................................ 49
    4.6  No Legal Bar....................................................... 49
    4.7  No Material Litigation............................................. 49
    4.8  Investment Company Act............................................. 50
    4.9  Federal Regulation................................................. 50
    4.10 No Default......................................................... 50
    4.11 No Burdensome Restrictions......................................... 50
    4.12 Taxes.............................................................. 50
    4.13 Subsidiaries....................................................... 51
    4.14 Ownership of Property; Liens....................................... 51
    4.15 ERISA.............................................................. 51
    4.16 Accuracy of Disclosure............................................. 52
    4.17 Environmental Matters.............................................. 52
    4.18 Collateral Documents............................................... 53
    4.19 Intellectual Property.............................................. 53

SECTION 5. CONDITIONS PRECEDENT............................................. 53

    5.1  Conditions to Effectiveness of this Agreement...................... 53
    5.2  Conditions to Initial Loans and Letters of Credit.................. 56
    5.3  Conditions to All Loans and Letters of Credit...................... 57

SECTION 6. AFFIRMATIVE COVENANTS............................................ 57

    6.1  Financial Statements............................................... 58
    6.2  Certificates; Other Information.................................... 59
    6.3  Payment of Obligations............................................. 60
    6.4  Conduct of Business and Maintenance of Existence................... 60
    6.5  Maintenance of Property; Insurance................................. 61
    6.6  Inspection of Property; Books and Records; Discussions............. 61
    6.7  Notices............................................................ 61
    6.8  Additional Subsidiary Guarantors; Stock Pledge..................... 63
    6.9  Environmental Laws................................................. 64

SECTION 7. NEGATIVE COVENANTS............................................... 64

    7.1  Amendments of Spin-Off Documents................................... 64

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                                                                            PAGE

    7.2  Limitation on Liens................................................ 64
    7.3  Limitation on Guarantee Obligations................................ 66
    7.4  Prohibition of Fundamental Changes................................. 66
    7.5  Limitation on Sale of Assets....................................... 66
    7.6  Limitation on Investments, Loans and Advances...................... 67
    7.7  Maintenance of Consolidated Net Worth.............................. 68
    7.8  Maintenance of Interest Coverage................................... 68
    7.9  Maintenance of Leverage Ratio...................................... 68
    7.10 Limitation on Dividends and Stock Repurchases...................... 68
    7.11 Transactions with Affiliates....................................... 69
    7.12 Foreign Exchange Contracts......................................... 69
    7.13 Fiscal Year........................................................ 69
    7.14 Limitation on Indebtedness......................................... 69
    7.15 Limitation on Capital Expenditures................................. 70
    7.16 Limitation on Leases............................................... 70
    7.17 Limitation on Sales and Leasebacks................................. 70
    7.18 Limitation on Negative Pledge Clauses; Payment Restrictions........ 70

SECTION 8. EVENTS OF DEFAULT................................................ 71

SECTION 9. THE CO-AGENTS; THE ADMINISTRATIVE
           AGENT; ISSUING BANKS............................................. 74

    9.1  Appointment........................................................ 74
    9.2  Delegation of Duties............................................... 74
    9.3  Exculpatory Provisions............................................. 74
    9.4  Reliance by Co-Agents and Administrative Agent..................... 75
    9.5  Notice of Default.................................................. 75
    9.6  Non-Reliance on Co-Agents, Administrative Agent and Other Banks.... 75
    9.7  Indemnification.................................................... 76
    9.8  Co-Agents and Administrative Agent in their Individual Capacities.. 76
    9.9  Successor Co-Agent or Administrative Agent......................... 76
    9.10 An Issuing Bank as Issuer of Letters of Credit..................... 77

SECTION 10. MISCELLANEOUS................................................... 77

    10.1 Amendments and Waivers............................................. 77
    10.2 Notices............................................................ 78
    10.3 No Waiver; Cumulative Remedies..................................... 80
    10.4 Survival of Representations and Warranties......................... 80
    10.5 Payment of Expenses and Taxes...................................... 80
    10.6 Successors and Assigns; Participations; Purchasing Banks........... 82
    10.7 Adjustments; Set-off............................................... 85
    10.8 Judgment........................................................... 86
    10.9 Counterparts....................................................... 86

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                                                                            PAGE

    10.10     Integration................................................... 87
    10.11     GOVERNING LAW; NO THIRD PARTY RIGHTS.......................... 87
    10.12     SUBMISSION TO JURISDICTION; WAIVERS........................... 87
    10.13     Acknowledgements.............................................. 88

SCHEDULES:

Schedule I    Lists of Addresses for Notices; Lending Offices; Commitment
              Amounts
Schedule II   Domestic Subsidiaries
Schedule III  Foreign Subsidiaries
Schedule IV   Consents
Schedule V    Guarantee Obligations
Schedule VI   Permitted Foreign Investments
Schedule VII  Pledged Foreign Stock
Schedule VIII Existing Investments

EXHIBITS:
Exhibit A     Bid Loan Confirmation
Exhibit B     Bid Loan Offer
Exhibit C     Bid Loan Request
Exhibit D     Subsidiary Guarantee
Exhibit E     Company Pledge Agreement
Exhibit F     Subsidiary Pledge Agreement
Exhibit G-1   Opinion of Fried, Frank, Harris, Shriver & Jacobson
Exhibit G-2   Opinion of Keith A. Zar, Esq.
Exhibit H     Company Closing Certificate
Exhibit I     L/C Participation Certificate
Exhibit J     Swing Line Loan Participation Certificate
Exhibit K     Assignment and Acceptance
Exhibit L     Exemption Certificate

         CREDIT AGREEMENT, dated as of July 23, 1997, among GENERAL SEMICONDUCTOR, INC., a Delaware corporation (the "COMPANY"), the several lenders from time to time parties hereto (the "BANKS"), THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Banks (in such capacity, the "ADMINISTRATIVE AGENT"), and The Chase Manhattan Bank ("CHASE"), Bank of America National Trust and Savings Association, Bank of Montreal, The Bank of Nova Scotia, CIBC Inc., Credit Lyonnais New York Branch, Fleet National Bank and Wachovia Bank, N.A. as co-agents for the Banks (in such capacity, collectively, the "CO-AGENTS"; each, individually, a "CO-AGENT").


                                 W I T N E S S E T H:


         1. Pursuant to the Distribution Agreement dated as of June 12, 1997 (as amended, modified or supplemented from time to time in accordance with subsection 7.1, the "DISTRIBUTION AGREEMENT") among General Instrument Corporation, a Delaware corporation ("GI Holdings"), NextLevel Systems, Inc., a Delaware corporation ("NEXTLEVEL") which is an indirect wholly-owned Subsidiary (such term and the other capitalized terms used in these recitals having the meaning set forth in this Agreement unless the context otherwise requires) of the Company, and CommScope, Inc., a Delaware corporation ("COMMSCOPE") which is an indirect wholly-owned Subsidiary of the Company, the Company has agreed to separate and divide the existing businesses of the Company so that (a) the business (the "COMMUNICATIONS BUSINESS") of the manufacture and sale of broadband communications products used in the cable television, satellite and telecommunications industries shall be owned directly and indirectly by NextLevel, (b) the business (the "CABLE MANUFACTURING BUSINESS") of the manufacture and sale of coaxial, fiber optic and other electronic cable used in the cable television, satellite and other industries shall be owned directly and indirectly by CommScope, and (c) the business (the "POWER SEMICONDUCTOR BUSINESS") of the manufacture and sale of discrete power rectifiers and transient voltage suppression components used in telecommunications, automotive and consumer electronic products shall be directly and indirectly owned by GI Holdings which will be merged with General Instrument Corporation of Delaware, a Delaware corporation ("GI Delaware"), with GI Holdings as the surviving corporation, and be renamed "General Semiconductor, Inc." ("General Semiconductor") immediately following the separation and division described above and prior to the distribution described in the succeeding paragraph.

         2. Following the separation and division described in the preceding paragraph (a) the Company shall distribute, as a dividend to the holders of the shares of its common stock, all of the capital stock of NextLevel, which, at the time of the distribution, will own all of the capital stock of CommScope, and promptly thereafter (b) NextLevel shall distribute, as a dividend to the holders of the shares of its common stock, all of the capital stock of CommScope (the transactions described in paragraph 1 above and this paragraph 2, as more particularly described in the S-4 Filing (as defined below), the "SPINOFF".)

         3. Pursuant to the Distribution Agreement and in connection with the Spin-Off, certain pre-existing indebtedness of the Company, NextLevel and CommScope and their respective Subsidiaries will be paid in full and cancelled and certain other transactions will be consummated (the Spin-Off and the other transactions to be performed pursuant to and in connection with the Spin-Off, the "SPIN-OFF TRANSACTIONS").


         4. The Company has requested that the Banks, the Administrative Agent and the Co-Agents enter this Agreement in order to make available to the Company the $350,000,000 credit facilities described herein on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company, the Banks, the Administrative Agent and the Co-Agents hereby agree as follows:


         SECTION 1.     DEFINITIONS

         1.1 DEFINED TERMS. As used in this Agreement, the terms defined in the preamble hereto shall have the meanings set forth therein, and the following terms have the following meanings:

         "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and
    (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "BASE CD RATE" shall mean the sum of
    (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "THREE-MONTH SECONDARY CD RATE" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

         "ABR LOANS":  Loans whose interest rate is based on the ABR.

         "ABSOLUTE RATE BID LOAN": any Bid Loan bearing interest at an absolute fixed rate.

         "ABSOLUTE RATE BID LOAN REQUEST": any Bid Loan Request requesting the Bid Loan Lenders to offer to make Bid Loans at an absolute fixed rate for the term of the Bid Loan.

         "ADMINISTRATIVE AGENT":  as defined in the preamble hereto.

         "AFFILIATE": of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or
    (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, NextLevel, CommScope and their respective Subsidiaries shall be deemed to be Affiliates of the Company and its Subsidiaries for any period during which NextLevel and CommScope are Subsidiaries of the Company or GI Delaware.

         "AGGREGATE EXTENSIONS OF CREDIT":  at any particular time, the sum of
    (a) the aggregate then outstanding principal amount of the Revolving Credit Loans, (b) the aggregate then outstanding principal amount of the Bid Loans, (c) the aggregate amount then available to be drawn under all outstanding Letters of Credit, (d) the aggregate amount of Revolving L/C Obligations and (e) the aggregate then outstanding principal amount of the Swing Line Loans.

         "AGREEMENT": this Credit Agreement, as amended, supplemented or modified from time to time.

         "AGREEMENT CURRENCY":  as defined in subsection 10.8(b).

         "APPLICABLE INDEX RATE": in respect of any Bid Loan requested pursuant to an Index Rate Bid Loan Request, the applicable Eurodollar Rate.

         "APPLICABLE MARGIN": for each Eurodollar Loan, the Facility Fee and the Standby L/C fees, the rate per annum determined from time to time based upon the Leverage Ratio determined as of the last day of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to subsections 6.1(a) and (b) and the related certificate of the chief financial officer of the Company referred to in subsection 6.2 as set forth under the relevant column heading below opposite such Leverage Ratio:

               (in basis points)

                                                                     STANDBY
                              EURODOLLAR LOAN                        -------
    LEVERAGE RATIO           APPLICABLE MARGIN   FACILITY FEE        L/C FEE
    --------------           -----------------   ------------        -------
    Less than 1.5 to 1.0               36.25          18.75          36.25

    Less than 2.0 to 1.0 but           42.50          20.00          42.50
    greater than or equal to
    1.5 to 1.0

    Less than 2.25 to 1.0 but          52.50          22.50          52.50
    greater than or equal to
    2.0 to 1.0

    Less than 2.75 to 1.0 but          60.00          25.00          60.00
    greater than or equal to
    2.25 to 1.0

    Less than 3.0 to 1.0 but           70.00          30.00          70.00
    greater than or equal to
    2.75 to 1.0

    Less than 3.5 to 1.0 but          112.50          37.50         112.50
    greater than or equal to
    3.0 to 1.0

    Greater than or equal to          137.50          37.50         137.50
    3.5 to 1.0

    For the purpose of this Agreement, any change in the Eurodollar Loan Applicable Margin, the Facility Fee and the Standby L/C fees shall become effective on the day following the delivery to the Administrative Agent by the Company of the financial statements referred to in subsections 6.1(a) and (b) and the related certificate of the chief financial officer of the Company referred to in subsection 6.2 indicating the Leverage Ratio as of the last day of such period. If the Company shall fail to deliver the financial statements referred to in subsections 6.1(a) and (b) and the related certificate of the chief financial officer of the Company referred to in subsection 6.2 indicating the Leverage Ratio as of such last day, then the Applicable Margin, Facility Fee and Standby L/C fee shall automatically, and without further act of the Administrative Agent, the Co-Agents or any Bank, equal the highest Applicable Margin, Facility Fee and Standby L/C fee set forth above. Notwithstanding the foregoing, for the period from the Closing Date through January 25, 1998, the Applicable Margin shall be calculated as if the Leverage Ratio was less than 2.75 to
    1.0 but greater than or equal to 2.25 to 1.0.

         "ASSET SALE": any sale, sale-leaseback, assignment, conveyance, transfer or other disposition (including as a result of casualty or condemnation) by the Company or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Company (except sales, sale-leasebacks, assignments, conveyances, transfers and other dispositions permitted by clauses (a), (b), and (c) of subsection 7.5).

         "ASSIGNEE":  as defined in subsection 10.6(c).

         "ASSIGNMENT AND ACCEPTANCE": an Assignment and Acceptance substantially in the form of Exhibit K hereto.

         "AVAILABLE REVOLVING CREDIT COMMITMENTS": as to all the Banks, at a particular time, an amount equal to the excess, if any, of (a) the Revolving Credit Commitments at such time less (b) the sum of (i) the Aggregate Extensions of Credit and, (ii) for so long as the Company remains liable for the payment of the Taiwan Mortgage Indebtedness, the outstanding amount of the Taiwan Mortgage Indebtedness (except to the extent the Aggregate Extensions of Credit have been drawn for the purpose of repaying the Taiwan Mortgage Indebtedness and are so used promptly after such drawing).

         "BANKS":  as defined in the preamble hereto.

         "BENEFITTED BANK":  as defined in subsection 10.7 hereof.

         "BID LOAN":  each Bid Loan made pursuant to subsection 2.7.

         "BID LOAN COMMITMENT PERIOD": the period from and including the Closing Date until the date which is 15 days prior to the Revolving Credit Termination Date.

         "BID LOAN CONFIRMATION": each confirmation by the Company of its acceptance of Bid Loan Offers, which Bid Loan Confirmation shall be substantially in the form of Exhibit A and shall be delivered to the Administrative Agent in writing, by telex or by facsimile transmission.

         "BID LOAN INTEREST PAYMENT DATE": as to each Bid Loan, each interest payment date specified by the Company for such Bid Loan in the related Bid Loan Request.

         "BID LOAN LENDERS": Banks from time to time designated by the Company as Bid Loan Lenders as provided in subsection 2.7.

         "BID LOAN MATURITY DATE": as to any Bid Loan, the date specified by the Company pursuant to subsection 2.8(d)(2) in its acceptance of the related Bid Loan Offer.

         "BID LOAN OFFER": each offer by a Bid Loan Lender to make Bid Loans pursuant to a Bid Loan Request, which Bid Loan Offer shall contain the information specified in Exhibit B and shall be delivered to the Administrative Agent by telephone, immediately confirmed by telex or facsimile transmission.

         "BID LOAN REQUEST": each request by the Company for Bid Loan Lenders to submit bids to make Bid Loans, which request shall contain the information in respect of such requested Bid Loans specified in Exhibit C and shall be delivered to the Administrative Agent in writing, by telex or facsimile transmission, or by telephone, immediately confirmed by telex or facsimile transmission.

         "BOARD": the Board of Governors of the Federal Reserve System of the United States.

         "BORROWING DATE":  any Business Day specified in a notice pursuant to
    (a) subsection 2.8, 2.10 or 3.1 as a date on which the Company requests Bid Loan Lenders to make Bid Loans, a Swing Line Bank to make Swing Line Loans or the Banks to make Revolving Credit Loans, respectively, hereunder or (b) subsection 2.5 as a date on which the Company requests an Issuing Bank to issue a Letter of Credit hereunder.

         "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, "Business Day" shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York City.

         "CABLE MANUFACTURING BUSINESS":  as defined in the recitals hereto.


         "CASH EQUIVALENTS": (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Bank or with any domestic commercial bank having capital and surplus in excess of $300,000,000, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) commercial paper issued by any Bank, the parent corporation of any Bank or any Subsidiary of such Bank's parent corporation, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within six months after the date of acquisition thereof.

         "C/D ASSESSMENT RATE": for any day as applied to any ABR Loan, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by the Administrative Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at the offices of Chase in the United States.

         "CD RESERVE PERCENTAGE": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor), for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

         "CHANGE IN LAW": with respect to any Bank, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Bank.

         "CHASE":  as defined in the preamble hereto.

         "CLASS": as to any Loan, its nature as a Revolving Credit Loan, Bid Loan or Swing Line Loan.

         "CLOSING DATE":  as defined in subsection 5.2.

         "CO-AGENTS":  as defined in the preamble hereto.

         "CODE": the Internal Revenue Code of 1986, as amended from time to time.

         "COMMERCIAL L/C": a commercial documentary Letter of Credit under which the relevant Issuing Bank agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or any Subsidiary thereof in connection with the importation or exportation of goods in the ordinary course of business.

         "COMMITMENTS": the collective reference to the Revolving Credit Commitments and the Swing Line Commitment; individually, a "COMMITMENT".


         "COMMITMENT PERCENTAGE" or "REVOLVING CREDIT COMMITMENT PERCENTAGE": as to any Bank at any time, the percentage which such Bank's Revolving Credit Commitment constitutes of all Revolving Credit Commitments.

         "COMMONLY CONTROLLED ENTITY": an entity, whether or not incorporated, which is under common control with the Company within the meaning of
    Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

         "COMMSCOPE":  as defined in the recitals hereto.

         "COMMUNICATIONS BUSINESS":  as defined in the recitals hereto.

         "COMPANY":  as defined in the preamble hereto.

         "COMPANY PLEDGE AGREEMENT": the Pledge Agreement, substantially in the form of Exhibit E hereto, made by the Company in favor of the Administrative Agent, for the ratable benefit of the Banks, as the same may be amended, supplemented or otherwise modified from time to time.

         "CONSOLIDATED EBITDA":  for any period, the Consolidated Net Income
    ((i)
    including earnings and losses from discontinued operations, excluding those attributable to NextLevel and Commscope, and (ii) excluding (x) extraordinary non-cash gains and losses and (y) charges in connection with the redemption or conversion to common stock of the Company's outstanding 5% Convertible Junior Subordinated Notes) of the Company and its Subsidiaries for such period, PLUS to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of
    (a) interest expense (net of interest income), amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Letters of Credit, (b) taxes measured by income, (c) depreciation and amortization expenses and (d) non-cash compensation expenses arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements; PROVIDED, that, (i) Consolidated EBITDA for the period of four consecutive quarters ending September 30, 1997 shall be equal to the product of (A) Consolidated EBITDA for the fiscal quarter ending
    September 30, 1997 times (B) 4, (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending December 31, 1997 shall be equal to the product of (A) Consolidated EBITDA for the two consecutive fiscal quarters ending December 31, 1997 times (B) 2, and (iii) Consolidated EBITDA for the period of four consecutive fiscal quarters March 31, 1998 shall be equal to the product of (A) Consolidated EBITDA for the three consecutive fiscal quarters ending March 31, 1998 times (B) 4/3.

         "CONSOLIDATED INTEREST EXPENSE": for any period the amount of interest expense both expensed and capitalized (excluding amortization and write offs of debt discount and debt issuance costs), net of interest income, of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period PROVIDED, THAT, (i) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending September 30, 1997 shall be equal to the product of (A) Consolidated Interest Expense for the fiscal quarter ending September 30, 1997 times (B) 4, (ii) Consolidated Interest Expense for the period of four consecutive fiscal quarter ending December 31, 1997 shall be equal to the product of (A) Consolidated Interest Expense for the two consecutive fiscal quarters ending December 31, 1997 times (B) 2, and (iii) Consolidated Interest Expense for the period of four consecutive fiscal quarters ending March 31, 1998 shall be equal to the product (A) Consolidated Interest Expense for the three consecutive fiscal quarters ending March 31, 1998 times (B) 4/3.

         "CONSOLIDATED LEASE EXPENSE": for any period, the amount of lease expense of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period with respect to Lease Obligations.

         "CONSOLIDATED NET INCOME": for any period, the net income or net loss of the Company and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis, excluding any pre-tax charges related to costs incurred in connection with the Spin-Off not exceeding $20,000,000 in the aggregate for the period from July 1, 1997 to December 31, 1997, as reflected in the financial statements furnished to the Administrative Agent in accordance with subsections 6.1(a) and (b) hereof.

         "CONSOLIDATED NET WORTH": as of any date of determination, all items which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Company and its Subsidiaries at such date, PROVIDED, that such amount shall be increased, on a cumulative basis from June 30, 1997, for (i) amortization and write-offs of debt discount and debt issuance costs, (ii) any amount reflected as a charge in the Company's consolidated income statements for non-cash compensation arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements and (iii) pre-tax charges related to costs incurred in connection with the Spin-Off not exceeding $20,000,000 in the aggregate for the period from July 1, 1997 to December 31, 1997.

         "CONSOLIDATED TOTAL INDEBTEDNESS": as of any date of determination, all Indebtedness of the Company and its Subsidiaries, which would be reflected as debt on a consolidated balance sheet of the Company prepared in accordance with GAAP, excluding to the extent otherwise included the Taiwan Mortgage Indebtedness.

         "CONTRACTUAL OBLIGATION": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

         "CREDIT DOCUMENTS": the collective reference to this Agreement, any Registered Form Notes, the Pledge Agreements, the Subsidiary Guarantees and any security agreement or guarantee executed and delivered pursuant to the terms of subsection 6.8.

         "CREDIT PARTIES": the collective reference to the Company and each Subsidiary which is a party, or which at any time becomes a party, to a Credit Document.

         "DEFAULT": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "DISTRIBUTION AGREEMENT":  as defined in the recitals hereto.

         "DOLLARS" and "$": dollars in lawful currency of the United States of America.

         "DOMESTIC LENDING OFFICE": initially the office of each Bank designated as such in Schedule I; thereafter, one or more other offices of such Bank, as designated from time to time in a notice from such Bank to the Administrative Agent.

         "DOMESTIC SUBSIDIARY": any Subsidiary of the Company other than a Foreign Subsidiary.

         "DSC LITIGATION": the case entitled DSC COMMUNICATIONS CORPORATION AND DSC TECHNOLOGIES CORPORATION V. NEXT LEVEL COMMUNICATIONS, THOMAS R. EAMES AND PETER W. KEELER, Case No. 4:95cv96 in the United States District Court for the Eastern District of Texas, Sherman Division for which the final judgment was entered on June 11, 1996.

         "EFFECTIVE DATE":  as defined in subsection 5.1.

         "ENVIRONMENTAL LAWS": any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any

    Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "EURODOLLAR BASE RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; PROVIDED, HOWEVER, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "Eurodollar Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered deposits in Dollars at approximately 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period. "TELERATE BRITISH BANKERS ASSOC. INTEREST SETTLEMENT RATES PAGE" shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

         "EURODOLLAR LENDING OFFICE": initially, the office of each Bank designated as such in Schedule I; thereafter, one or more other offices of such Bank, if any, which shall be making or maintaining Eurodollar Loans as designated as such from time to time in a notice from such Bank to the Administrative Agent.

         "EURODOLLAR LOANS": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.


         "EURODOLLAR RATE": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                       EURODOLLAR BASE RATE
              -----------------------------------
              1.00 - Eurodollar Reserve Requirements

         "EURODOLLAR RESERVE REQUIREMENTS": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurodollar funding (currently referred to as "Eurodollar Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

         "EVENT OF DEFAULT": any of the events specified in Section 8, PROVIDED that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "EXCLUDED LITIGATION": the DSC Litigation and any other litigation specifically described and identified in the S-4 Filing, in each case only to the extent that the responsibility for the DSC Litigation or such other litigation, as the case may be, is borne by the party to whom the Distribution Agreement has allocated responsibility therefor.

         "EXISTING GI DELAWARE CREDIT AGREEMENT": The Third Amended and Restated Credit Agreement dated as of August 12, 1996, as amended, to which GI Delaware is a party and for which Chase acts as administrative agent.

         "EXTENSIONS OF CREDIT": the collective reference to the making of any Loans and the issuance of any Letters of Credit.

         "FL AFFILIATE": any of FL & Co., the partners of FL & Co. on the Closing Date, any subordinated debt and equity partnership controlled by FL & Co., any equity partnership controlled by FL & Co., any Affiliate of FL & Co., any directors, executive officers or other employees or other members of the management of the Company or any Subsidiary thereof (or any "associate" (as defined in Rule 405 under the Securities Act of 1933, as amended) of any thereof or employee benefit plan beneficially owned by any thereof), the Company or any Subsidiary thereof on the Closing Date, or any combination of the foregoing.

         "FL & CO.":  Forstmann Little & Co., a New York partnership.

         "FACILITY FEE": the facility fee payable by the Company pursuant to subsection 3.8.

         "FOREIGN SUBSIDIARY": any Subsidiary of the Company (a) which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of capital stock or other equity interests of one or more Persons which conduct the major portion of their business outside the United States (within the meaning of Section 7701(a)(9) of the Code).

         "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

         "GENERAL SEMICONDUCTOR":  as defined in the recitals hereto.

         "GI DELAWARE":  as defined in the recitals hereto.

         "GITL":  General Instrument of Taiwan, Ltd.

         "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "GUARANTEE OBLIGATION" as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
    (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
    (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith; PROVIDED, HOWEVER, that the amount of any Guarantee Obligation associated with the Company's vendor financing programs shall be deemed to be the amount estimated by the Company to be its liability in connection therewith and for which the Company has estimated reserves in accordance with GAAP.

         "HAZARDOUS MATERIALS": any substance (a) which is or becomes defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section
     9601 et seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C.
    Section 6901 et seq.); and (b) without limitation, which is or contains petroleum products (including crude oil or any fraction thereof), PCBs, asbestos, urea formaldehyde foam insulation, radon gas or infectious or radioactive materials.

         "INDEBTEDNESS": of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized and (e) all indebtedness of such Person arising under acceptance facilities; but excluding (y) customer deposits and interest payable thereon in the ordinary course of business and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (y) and (z) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

         "INDEMNIFIED TAXES":  as defined in subsection 3.22(a).

         "INDEMNITEE":  as defined in subsection 3.22.

         "INDEX RATE BID LOAN": any Bid Loan bearing interest based on the Applicable Index Rate.

         "INDEX RATE BID LOAN REQUEST": any Bid Loan Request requesting the Bid Loan Lenders to offer to make Bid Loans at an interest rate equal to the Applicable Index Rate plus (or minus) a margin.

         "INSOLVENCY": with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in
    Section 4245 of ERISA.

         "INTEREST COVERAGE RATIO": as at the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such day on a consolidated basis of the Company and its Subsidiaries, to (b) Consolidated Interest Expense for the period of four fiscal quarters ending on such day on a consolidated basis of the Company and its Subsidiaries.

         "INTEREST PAYMENT DATE": (a) as to ABR Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any ABR Loans are made or any Eurodollar Loans are converted to ABR Loans, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period, (c) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of six months, the day which is three months after the date on which such Eurodollar Loan is made or an ABR Loan is converted to such a Eurodollar Loan, and the last day of such Interest Period, (d) as to any other Eurodollar Loan, each day on which principal of such Eurodollar Loan is payable and (e) in the case of the Revolving Credit Loans, on the Revolving Credit Termination Date.

         "INTEREST PERIOD":  with respect to any Eurodollar Loan:

              (a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Company in its notice of borrowing as provided in subsection 2.10, 3.1 or its notice of conversion as provided in subsection 3.2; and

              (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

    PROVIDED that the foregoing provisions relating to Interest Periods are subject to the following:

              (A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

              (B) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date, or if the Revolving Credit Termination Date shall not be a Business Day, on the next preceding Business Day;

              (C) if the Company shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an ABR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 3.2);

              (D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

              (E) the Company shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

         "ISSUING BANK": Chase and any other financial institution which is a Co-Agent, as selected by the Company, with the approval of the Administrative Agent and such Co-Agent, in accordance with subsection 2.5.

         "JUDGMENT CURRENCY":  as defined in subsection 10.9(b).

         "L/C APPLICATION": a letter of credit application in the relevant Issuing Bank's then customary form for the type of letter of credit requested.

         "L/C PARTICIPATING INTEREST": an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

         "L/C PARTICIPATION CERTIFICATE": a certificate in substantially the form of Exhibit I hereto.

         "LEASE OBLIGATIONS": of the Company and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under leases which are classified as Indebtedness under clause (d) of the definition of Indebtedness.

         "LETTER OF CREDIT": a letter of credit issued by an Issuing Bank pursuant to the terms of subsection 2.3.

         "LEVERAGE RATIO": as of the last day of any fiscal quarter, the ratio of Consolidated Total Indebtedness on a consolidated basis for the Company and its Subsidiaries on such day to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on such day.

         "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any effective financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

         "LOANS": the collective reference to the Revolving Credit Loans, the Swing Line Loans and the Bid Loans; individually, a "LOAN".

         "MATERIALS OF ENVIRONMENTAL CONCERN": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

         "MATERIAL SUBSIDIARIES": any Subsidiary of the Company which at any time has a total asset book value (including the total asset book values of any Subsidiaries), or for which the Company or any of its Subsidiaries shall have paid consideration (including the assumption of Indebtedness) in connection with the acquisition of the stock or the assets of such Subsidiary, in excess of $50,000,000, other than Foreign Subsidiaries or other Subsidiaries if more than 75% of the assets of such Subsidiaries are securities of foreign companies (such determination to be made on the basis of fair market value). A Subsidiary which is a Material Subsidiary shall continue to be a Material Subsidiary notwithstanding that its total asset book value may fall to less than $50,000,000.

         "MONEY MARKET RATE": for any day, with respect to any Money Market Rate Loan, the rate per annum quoted by a Swing Line Bank to the Company in accordance with subsection 2.10(a) as the rate at which such Swing Line Bank is willing to make such Loan.

         "MONEY MARKET RATE LOANS": Swing Line Loans the rate of interest applicable to which is based upon the Money Market Rate.

         "MULTIEMPLOYER PLAN": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "NET PROCEEDS": the aggregate cash proceeds received by the Company or any Subsidiary of the Company in respect of any Asset Sale, incurrence of Indebtedness or issuance of equity (other than cash proceeds received by a Subsidiary of the Company in respect of an issuance of equity by such Subsidiary which are used or reserved for use by such Subsidiary in connection with the business of such Subsidiary), and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Company or such Subsidiary in respect of an Asset Sale or issuance of equity (other than cash proceeds received by a Subsidiary of the Company in respect of promissory notes or other non-cash consideration delivered to the Company or such Subsidiary in respect of an issuance of equity by such Subsidiary which are used or reserved for use by such Subsidiary in connection with the business of such Subsidiary), net of (without duplication) (i) the reasonable expenses (including legal fees and brokers' and underwriters' commissions paid to third parties which are not Affiliates or Subsidiaries of the Company) incurred in effecting such Asset Sale, incurrence of Indebtedness or issuance of equity, (ii) any taxes reasonably attributable to such Asset Sale and, in case of an Asset Sale in a foreign jurisdiction, the repatriation of the proceeds of such Asset Sale reasonably estimated by the Company or such Subsidiary to be actually payable, (iii) any Indebtedness or Contractual Obligation (other than the Loans and other Obligations) required to be paid or retained in connection with such Asset Sale and (iv) the aggregate amount of reserves required in the Company's reasonable judgment to be maintained on the books of the Company in order to pay contingent liabilities with respect to such Asset Sale, PROVIDED that amounts deducted from aggregate proceeds pursuant to clause (iv) and not actually paid by the Company or any of its Subsidiaries in liquidation of such contingent liabilities shall be deemed to be Net Proceeds and shall be prepaid in accordance with subsection 3.5 at such time as such contingent liabilities shall cease to be obligations of the Company or any of its Subsidiaries.

         "NEXTLEVEL":  as defined in the recitals hereto.

         "NON-U.S. BANK":  as defined in subsection 3.17(e).

         "OBLIGATIONS": the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company to the Administrative Agent, the Co-Agents or the Banks, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Credit Documents, any Letter of Credit or L/C Application, any agreements between the Company and any Bank or any Affiliate of a Bank relating to interest rate, currency or similar swap and hedging arrangements or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Co-Agents or any
    Bank) or otherwise.

         "OTHER TAXES":  as defined in subsection 3.22(b).

         "PARTICIPANT":  as defined in subsection 10.6(b).

         "PARTICIPATING BANK": any Bank (other than the Issuing Bank with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "PERSON": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "PLAN": any pension plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

         "PLEDGE AGREEMENTS": the collective reference to the Company Pledge Agreement and the Subsidiary Pledge Agreements; individually, a "PLEDGE AGREEMENT".

         "PLEDGED STOCK":  as defined in the respective Pledge Agreements.

         "POWER SEMICONDUCTOR BUSINESS":  as defined in the recitals hereto.

         "PROPERTIES":  as defined in subsection 4.17.

         "REFUNDED SWING LINE LOANS":  as defined in subsection 2.10(b).

         "REFUNDING DATE":  as defined in subsection 2.10(c).

         "REGISTER":  as defined in subsection 10.6.

         "REGISTERED FORM NOTE":  as defined in subsection 3.21(e).

         "REGULATION G": Regulation G of the Board, as from time to time in effect.

         "REGULATION U": Regulation U of the Board, as from time to time in effect.

         "RELATED DOCUMENT": any agreement, certificate, document or instrument relating to a Letter of Credit.

         "RELEASE BANKS": at a particular time Banks that hold Revolving Credit Commitments in an aggregate principal amount equal to at least 75% of the aggregate Revolving Credit Commitments.

         "REORGANIZATION": with respect to a Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

         "REPORTABLE EVENT": any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

         "REQUIRED BANKS": at a particular time Banks that hold Revolving Credit Commitments in an aggregate principal amount equal to at least 51% of the aggregate Revolving Credit Commitments, PROVIDED, however, that for the purposes of clause (y)(ii) of Section 8, Required Banks shall mean Banks that hold at least 51% of (a) the aggregate then outstanding principal amount of the Revolving Credit Loans, (b) the aggregate outstanding principal amount of Bid Loans, as of the most recent date of calculation of such amount pursuant to subsection 3.5(b), (c) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit and (d) the aggregate then outstanding principal amount of Revolving L/C Obligations.

         "REQUIREMENT OF LAW": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "RESPONSIBLE OFFICER": the chief executive officer or the chief operating officer of the Company or, with respect to financial matters, the chief financial officer or controller of the Company.

         "RESTRICTED PAYMENT":  as defined in subsection 7.10.

         "REVOLVING CREDIT COMMITMENT": as to any Bank, its obligations to make Revolving Credit Loans to the Company pursuant to subsection 2.1, and to purchase its L/C Participating Interest in any Letter of Credit, in an aggregate amount on the Closing Date not to exceed at any time the amount set forth opposite such Bank's name in Schedule I under the heading "Revolving Credit" and in an aggregate amount not to exceed at any time the amount equal to such Bank's Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced from time to time pursuant to this Agreement; collectively, as to all the Banks, the "REVOLVING CREDIT COMMITMENTS".

         "REVOLVING CREDIT COMMITMENT PERIOD": the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

         "REVOLVING CREDIT LOAN" and "REVOLVING CREDIT LOANS": as defined in subsection 2.1(a).

         "REVOLVING CREDIT TERMINATION DATE": the earlier of (i) December 31, 2002 and (ii) any other date on which the Revolving Credit Commitments shall terminate hereunder.

         "REVOLVING L/C OBLIGATIONS": the obligations of the Company to reimburse the relevant Issuing Bank for any payments made by the relevant Issuing Bank under any Letter of Credit that have not been reimbursed by the Company pursuant to subsection 2.7.

         "S-4 FILING": Amendment No. 4 to the Joint Registration Statement on Form S-4 filed by Next Level and CommScope with the Securities and Exchange Commission on June 13, 1997 with respect to the Spin-Off.

         "SINGLE EMPLOYER PLAN": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

         "SPIN-OFF":  as defined in the recitals hereto.

         "SPIN-OFF DOCUMENTS": the collective reference to (i) the Distribution Agreement, and (ii) the Ancillary Agreements (as defined in the Distribution Agreement as in effect on the date hereof), as the same may be amended, modified or supplemented from time to time.

         "SPIN-OFF TRANSACTIONS":  as defined in the recitals hereto.

         "STANDBY L/C": an irrevocable Letter of Credit under which the relevant Issuing Bank agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or a Subsidiary thereof, including, without limitation, obligations to government entities and incurred pursuant to contracts made or performance undertaken, or to be undertaken, or like matters relating to contracts to which the Company or a Subsidiary thereof is or proposes to become a party in the ordinary course of the Company's or such Subsidiary's business, including, without limitation, for insurance purposes or in respect of advance payments or as bid or performance bonds.

         "SUBSIDIARY": as to any Person, any corporation, partnership or other entity of which shares of stock of each class or other equity interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; PROVIDED, however, that NextLevel and its direct or indirect Subsidiaries, including but not limited to CommScope and its direct and indirect Subsidiaries, shall be deemed not to be a Subsidiary of the Company hereunder for all purposes, including, but not limited to, financial reporting purposes. A Subsidiary shall be deemed wholly-owned by a Person who owns all of the voting shares of such Subsidiary except for directors' qualifying or similar shares.

         "SUBSIDIARY GUARANTEE": the Subsidiary Guarantee to be executed by each Subsidiary Guarantor in favor of the Administrative Agent, for the ratable benefit of the Banks, substantially in the form of Exhibit D hereto, as the same may be amended, supplemented or otherwise modified from time to time.

         "SUBSIDIARY GUARANTOR": any Subsidiary which enters into a Subsidiary Guarantee pursuant to subsection 6.8.

         "SUBSIDIARY PLEDGE AGREEMENTS": the Subsidiary Pledge Agreement to be executed by each Subsidiary Pledgor in favor of the Administrative Agent, for the ratable benefit of the Banks, substantially in the form of Exhibit F hereto, as the same may be amended, supplemented or otherwise modified from time to time.

         "SUBSIDIARY PLEDGOR": any Subsidiary which enters into a Pledge Agreement pursuant to subsection 6.8.

         "SWING LINE BANK": Chase and each Bank then acting as a Co-Agent hereunder selected by the Company which has agreed to make Swing Line Loans to the Company.

         "SWING LINE COMMITMENT": each Swing Line Bank's obligation to make Swing Line Loans pursuant to subsection 2.10.

         "SWING LINE LOAN" and "SWING LINE LOANS": as defined in subsection 2.10(a).

         "SWING LINE LOAN PARTICIPATION CERTIFICATE": a certificate in substantially the form of Exhibit J hereto.

         "TAIWAN MORTGAGE INDEBTEDNESS": the Indebtedness of the Company and/or GITL in an aggregate principal amount not to exceed $60,000,000 (without duplication) at any time secured solely, directly or indirectly, by a mortgage on the Taiwan Mortgaged Real Property, and any refinancing thereof.

         "TAIWAN MORTGAGED REAL PROPERTY": the real estate owned by GITL, including the 10.2 acres of land and buildings thereon located at 233 Pao Chiao Road, Hsintien, Taipei, Taiwan.

         "TAXES": any tax, assessment, or other charge or levy and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, imposed by or on behalf of any Governmental Authority or any taxing authority thereof.

         "TYPE": as to any Loan, its nature as an ABR Loan, a Eurodollar Loan or a Money Market Rate Loan.

         "UNIFORM CUSTOMS": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (or any successor publication), as the same may be amended from time to time.

         1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

         (b) As used herein, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

         (e) Reference herein to the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole shall refer to the Company and its Subsidiaries taken as a whole from time to time after giving effect to the Spin-Off and all transactions contemplated thereby, including the financing thereof.


         SECTION 2.     AMOUNT AND TERMS OF REVOLVING
                        CREDIT COMMITMENTS

         2.1 REVOLVING CREDIT COMMITMENTS. (a) Subject to the terms and conditions hereof, each Bank agrees to extend credit to the Company from time to time on any Borrowing Date during the Revolving Credit Commitment Period (i) by purchasing an L/C Participating Interest in each Letter of Credit issued by an Issuing Bank and (ii) by making loans in Dollars (individually, a "REVOLVING CREDIT LOAN", and collectively the "REVOLVING CREDIT LOANS") to the Company from time to time. Notwithstanding the foregoing, in no event shall any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if, after giving effect to such making or issuance and the use of proceeds thereof as irrevocably directed by the Company, the Aggregate Extensions of Credit would exceed the aggregate Revolving Credit Commitments. During the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans or Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Banks issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Bank for such drawing, and having the Issuing Banks issue new Letters of Credit.

         (b) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of
(i) $3,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

         2.2 PROCEEDS OF REVOLVING CREDIT LOANS. The Company shall use the proceeds of Revolving Credit Loans solely for the purposes of (a) financing the payment of fees and expenses incurred in connection with this Agreement and the Spin-Off, (b) making payments to the Issuing Banks to reimburse the Issuing Banks for drawings made under the Letters of Credit, (c) repaying Swing Line Loans, Bid Loans and Revolving Credit Loans after the Closing Date,
(d) financing general working capital needs of the Company or any of its Subsidiaries and (e) other general corporate purposes of the Company or any of its Subsidiaries, including, without limitation, supporting payment of commercial paper issued by the Company in the United States commercial paper market, financing acquisitions, refinancing indebtedness of the Company or its Subsidiaries, payment of dividends, and repurchases of debt and equity securities issued by the Company, all in accordance with the terms and conditions hereof.

         2.3 ISSUANCE OF LETTERS OF CREDIT. (a) The Company may from time to time request an Issuing Bank to issue a Letter of Credit, which may be either a Standby L/C or a Commercial L/C, by delivering to the Administrative Agent at its address specified in subsection 10.2 and such Issuing Bank an L/C Application completed to the satisfaction of such Issuing Bank, together with the proposed form of such Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as such Issuing Bank may reasonably request; PROVIDED that if such Issuing Bank informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request another Issuing Bank or, if all Issuing Banks are unable to do so, any Bank to open such Letter of Credit upon the same terms offered to the initial proposed Issuing Bank and each reference to an Issuing Bank for purposes of the Credit Documents shall be deemed to be a reference to such Bank and PROVIDED FURTHER that no Issuing Bank shall issue any Letter of Credit if, after giving effect to such issuance, the sum of (i) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (ii) the aggregate amount of Revolving L/C Obligations would exceed $50,000,000.

         (b) Each Letter of Credit issued hereunder shall, among other things,
(i) be denominated in Dollars, (ii) be in such form requested by the Company as shall be acceptable to the relevant Issuing Bank in its sole discretion and
(iii) have an expiry date occurring not later than the earlier of (x) 365 days after the date of issuance of such Letter of Credit and (y) the date five Business Days prior to the Revolving Credit Termination Date; PROVIDED that unless the Issuing Bank notifies the Company not less than 30 days prior to the expiry of such Letter of Credit that the Issuing Bank is not willing to extend it, any Letter of Credit which has an expiry date of 365 days after its date of issuance may by its terms be automatically extended for periods of one year from the current or any future expiration date thereof (but not to any date which is later than five Business Days prior to the Revolving Credit Termination Date). Each L/C Application and each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

         2.4 PARTICIPATING INTERESTS. Effective in the case of each Letter of Credit opened by an Issuing Bank as of the date of the opening thereof, such Issuing Bank agrees to allot and does allot, to itself and each other Bank, and each Bank severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Bank's Revolving Credit Commitment Percentage.

         2.5 PROCEDURE FOR OPENING LETTERS OF CREDIT. Upon receipt of any L/C Application from the Company in respect of a Letter of Credit, the Administrative Agent will promptly notify each Bank thereof. The relevant Issuing Bank will process such L/C Application, and the other certificates, documents and other papers delivered to such Issuing Bank in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company and each of the other Banks, PROVIDED that no such Letter of Credit shall be issued if subsection 2.1 would be violated thereby.

         2.6 PAYMENTS IN RESPECT OF LETTERS OF CREDIT. (a) The Company agrees forthwith upon demand by the relevant Issuing Bank and otherwise in accordance with the terms of the L/C Application relating thereto (i) to reimburse such Issuing Bank, through the Administrative Agent, for any payment made by such Issuing Bank under any Letter of Credit on the next Business Day of such payment by such Issuing Bank and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) prior to the date which is one Business Day after the day on which such Issuing Bank demands reimbursement from the Company for such payment, the ABR and (B) on such date and thereafter, the ABR plus 2%.

         (b) In the event that an Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of such Issuing Bank, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, such Issuing Bank will promptly notify each other Bank through the Administrative Agent. Forthwith upon its receipt of any such notice, each other Bank will transfer to such Issuing Bank, through the Administrative Agent, in immediately available funds, an amount equal to such other Bank's PRO RATA share of the Revolving L/C Obligation arising from such unreimbursed payment. Upon its receipt from such other Bank of such amount, the Administrative Agent will complete, execute and deliver to such other Bank an L/C Participation Certificate dated the date of such receipt and in such amount.

         (c) Whenever, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any other Bank such other Bank's PRO RATA share of the Revolving L/C Obligation arising therefrom, such Issuing Bank receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded), such Issuing Bank will promptly distribute to such other Bank, through the Administrative Agent, such other Bank's PRO RATA share thereof in like funds as received; PROVIDED, that in the event that the receipt by such Issuing Bank of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Bank will return to such Issuing Bank, through the Administrative Agent, any portion thereof previously distributed by such Issuing Bank to it in like funds as such reimbursement or payment is required to be returned by such Issuing Bank.

         2.7 THE BID LOANS. Subject to the terms and conditions of this Agreement, the Company may borrow Bid Loans from time to time during the Bid Loan Commitment Period on any Business Day (in the case of Bid Loans made pursuant to an Absolute Rate Bid Loan Request) or any Business Day (in the case of Bid Loans made pursuant to an Index Rate Bid

Loan Request). The Company shall designate Banks from time to time as Bid Loan Lenders by written notice to the Administrative Agent. The Administrative Agent shall transmit each such notice of designation promptly to each designated Bid Loan Lender. Each Bid Loan shall bear interest at rates, be payable on the dates, be made in Dollars, and shall mature on the date, agreed between the Company and the relevant Bid Loan Lender at the time such Bid Loan is made; PROVIDED, that the maturity date for each Bid Loan (i) shall be not less than 15 days nor more than 180 days after the Borrowing Date therefor with respect to an Absolute Rate Bid Loan and (ii) shall be on the last day of an Interest Period with respect to an Index Rate Bid Loan (and, in each case, in any event shall be not later than the Revolving Credit Termination Date). Within the limits and on the conditions hereinafter set forth with respect to Bid Loans, the Company from time to time may borrow, repay and reborrow Bid Loans; PROVIDED that no Bid Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, the Aggregate Extensions of Credit would exceed the aggregate amount of the Revolving Credit Commitments.

         2.8 PROCEDURE FOR BID LOAN BORROWING. (a) The Company shall request Bid Loans by delivering a Bid Loan Request to the Administrative Agent, not later than 12:00 Noon (New York City time) four Business Days prior to the proposed Borrowing Date (in the case of an Index Rate Bid Loan Request), and not later than 10:00 A.M. (New York City time) one Business Day prior to the proposed Borrowing Date (in the case of an Absolute Rate Bid Loan Request).
Each Bid Loan Request may solicit bids for Bid Loans in an aggregate principal amount equal to $10,000,000 or an integral multiple of $5,000,000 in excess thereof and having not more than four alternative maturity dates. The Administrative Agent shall notify each Bid Loan Lender promptly by telex or facsimile transmission of the contents of each Bid Loan Request received by the Administrative Agent.

         (b) In the case of an Index Rate Bid Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Bid Loan Request, each Bid Loan Lender may elect, in its sole discretion, to offer irrevocably to make one or more Bid Loans at the Applicable Index Rate plus or minus a margin determined by such Bid Loan Lender in its sole discretion for each such Bid Loan. Any such irrevocable offer shall be made by delivering a Bid Loan Offer to the Administrative Agent, before 10:00 A.M. (New York City time) on the day that is three Business Days before the proposed Borrowing Date, setting forth:

         (1) the maximum amount of such Bid Loans for each maturity date and the aggregate maximum amount of such Bid Loans for all maturity dates which such Bank would be willing to make (which amounts may, subject to subsection 2.7, exceed such Bid Loan Lender's Revolving Credit Commitment); and

         (2) the margin above or below the Applicable Index Rate at which such Bid Loan Lender is willing to make each such Bid Loan.

The Administrative Agent shall advise the Company promptly but no later than 10:30 A.M. (New York City time) on the date which is three Business Days before the proposed Borrowing Date of the contents of each such Bid Loan Offer received by it. If the Administrative Agent, in its capacity as a Bid Loan Lender, shall elect, in its sole discretion, to make any such Bid Loan Offer, it shall advise the Company of the contents of its Bid Loan Offer before 9:45 A.M. (New York City time) on the date which is three Business Days before the proposed Borrowing Date.

         (c) In the case of an Absolute Rate Bid Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Bid Loan Request, each Bid Loan Lender may elect, in its sole discretion, to offer irrevocably to make one or more Bid Loans at a rate of interest determined by such Bid Loan Lender in its sole discretion for each such Bid Loan. Any such irrevocable offer shall be made by delivering a Bid Loan Offer to the Administrative Agent before 10:00 A.M. (New York City time) on the proposed Borrowing Date, setting forth:

         (1) the maximum amount of such Bid Loans for each maturity date, and the aggregate maximum amount of such Bid Loans for all maturity dates, which such Bid Loan Lender would be willing to make (which amounts may, subject to subsection 2.7, exceed such Bid Loan Lender's Revolving Credit Commitment); and

         (2) the fixed rate of interest at which such Bid Loan Lender is willing to make each such Bid Loan.

The Administrative Agent shall advise the Company promptly but in no event later than 10:30 A.M. (New York City time) on the proposed Borrowing Date of the contents of each such Bid Loan Offer received by it. If the Administrative Agent, in its capacity as a Bid Loan Lender, shall elect, in its sole discretion, to make any such Bid Loan Offer, it shall advise the Company of the contents of its Bid Loan Offer before 9:45 A.M. (New York City time) on the proposed Borrowing Date.

         (d) Before 12:00 noon (New York City time) three Business Days before the proposed Borrowing Date (in the case of Bid Loans requested by an Index Rate Bid Loan Request) and before 11:00 A.M. (New York City time) on the proposed Borrowing Date (in the case of Bid Loans requested by an Absolute Rate Bid Loan Request), the Company, in its absolute discretion, shall:

         (1) cancel such Bid Loan Request by giving the Administrative Agent telephone notice to that effect, or

         (2) by giving telephone notice to the Administrative Agent (immediately confirmed by delivery to the Administrative Agent of a Bid Loan Confirmation in writing or by telex or fax transmission)(1) subject to the provisions of subsection 2.8(e), accept one or more of the offers made by any Bid Loan Lender or Bid Loan Lenders pursuant to subsection 2.8(b) or subsection 2.8(c), as the case may be, of the amount of Bid Loans for each relevant maturity date and (2) reject any remaining offers made by Bid Loan Lenders pursuant to subsection 2.8(b) or subsection 2.8(c), as the case may be.

If the Company fails to give any such notice prior to such time, such Bid Loan Request shall be deemed to have been canceled.

         (e) The Company's acceptance of Bid Loans in response to any Bid Loan Request shall be subject to the following limitations:

         (1) the principal amount of Bid Loans accepted for each maturity date specified by any Bid Loan Lender in its Bid Loan Offer shall not exceed the maximum amount for such maturity date specified in such Bid Loan Offer;

         (2) the aggregate principal amount of Bid Loans accepted for all maturity dates specified by any Bid Loan Lender in its Bid Loan Offer shall not exceed the aggregate maximum amount specified in such Bid Loan Offer for all such maturity dates;

         (3) the Company may not accept offers for Bid Loans for any maturity date in an aggregate principal amount in excess of the maximum principal amount of Bid Loans requested in the related Bid Loan Request for such maturity date; AND

         (4) if the Company accepts any of such offers, it must accept offers based solely upon pricing for such relevant maturity date and upon no other criteria whatsoever and if two or more Bid Loan Lenders submit offers for any maturity date at identical pricing and the Company accepts any of such offers but does not wish to (or by reason of the limitations set forth in subsection 2.7 or in clause 2.8(e)(3) cannot) borrow the total amount offered by such Bid Loan Lenders with such identical pricing, the Company shall accept offers from all of such Bid Loan Lenders in amounts allocated among them PRO RATA according to the amounts offered by such Bid Loan Lenders (or as nearly PRO RATA as shall be practicable after giving effect to the requirement that Bid Loans made by a Bid Loan Lender on a Borrowing Date for each relevant maturity date shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof).

         (f) If the Company notifies the Administrative Agent that a Bid Loan Request is cancelled pursuant to subsection 2.8(d)(1), the Administrative Agent shall give prompt telephone notice thereof to the Bid Loan Lenders.

         (g) If the Company accepts pursuant to subsection 2.8(d)(2) one or more of the offers made by any Bid Loan Lender or Bid Loan Lenders, the Administrative Agent promptly shall notify each Bid Loan Lender which has made such a Bid Loan Offer of (i) the aggregate amount of such Bid Loans to be made on such Borrowing Date for each maturity date and (ii) the acceptance or rejection of any offers to make such Bid Loans made by such Bid Loan Lender. Before 12:00 Noon (New York City time) on the Borrowing Date specified in the applicable Bid Loan Request, each Bid Loan Lender whose Bid Loan Offer has been accepted shall make available to the Administrative Agent at its office set forth in subsection 10.2 the amount of Bid Loans to be made by such Bid Loan Lender, in immediately available funds. The Administrative Agent will make such funds available to the Company as soon as practicable on such date at the Administrative Agent's aforesaid address. As soon as practicable after each Borrowing Date, the Administrative Agent shall notify each Bank of the aggregate amount of Bid Loans advanced on such Borrowing Date and the respective maturity dates thereof.

         (h) Unless otherwise agreed by the Bid Loan Lender making a Bid Loan, such Bid Loan may not be optionally prepaid prior to the scheduled maturity date thereof.

         2.9 BID LOAN PAYMENTS. (a) The Company shall repay to the Administrative Agent for the account of each Bid Loan Lender which has made a Bid Loan (or the Bid Loan Assignee in respect thereof, as the case may be) on the applicable Bid Loan Maturity Date the then unpaid principal amount of such Bid Loan. The Company shall not have the right to prepay any principal amount of any Bid Loan except with the consent of the relevant Bid Loan Lender.

         (b) The Company shall pay interest on the unpaid principal amount of each Bid Loan from the Borrowing Date to the applicable Bid Loan Maturity Date at the rate of interest specified in the Bid Loan Offer accepted by the Company in connection with such Bid Loan (calculated on the basis of a 360-day year for actual days elapsed), payable on each applicable Bid Loan Interest Payment Date.

         (c) If all or a portion of the principal amount of any Bid Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount shall, without limiting any rights of any Bank under this Agreement, bear interest from the date on which such payment was due at a rate per annum which is 2% above the rate which would otherwise be applicable to such Bid Loan until the stated maturity date of such Bid Loan, and for each day thereafter at a rate per annum which is 2% above the ABR, in each case until paid in full (as well after as before judgment).

         2.10 SWING LINE COMMITMENT. (a) Subject to the terms and conditions hereof, each Swing Line Bank agrees to make swing line loans (individually, a "SWING LINE LOAN"; collectively, the "SWING LINE LOANS") to the Company from time to time during the Revolving Credit Commitment Period in Dollars in an aggregate principal amount (when added together with all other Swing Line Loans) at any one time outstanding not to exceed $30,000,000, PROVIDED that at no time may the Aggregate Extensions of Credit exceed the Revolving Credit Commitments. Amounts borrowed by the Company under this subsection may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed.

         The Swing Line Loans may from time to time be (i) ABR Loans, (ii)
Money Market Rate Loans or (iii) a combination thereof, as determined by the Company and notified to the Administrative Agent and the applicable Swing Line Bank in accordance herewith, and shall not be entitled to be converted into Eurodollar Loans. The Company may, on any Borrowing Date for Swing Line Loans and prior to the time that an irrevocable notice requesting such Swing Line Loans must be made pursuant to this subsection 2.10(a), request a quote of the Money Market Rate which would be applicable for such Swing Line Loans from a Swing Line Bank, specifying the amount of the proposed Money Market Rate Loans and the maturity date thereof (which shall be no less than one and no more than 30 days following such Borrowing Date). Upon receipt of such quote, the Company shall promptly (but not later than the time that an irrevocable notice requesting such Swing Line Loans must be made pursuant to this subsection 2.10(a)) notify the Administrative Agent and the applicable Swing Line Bank whether it requests such Swing Line Bank to make Money Market Rate Loans at such Money Market Rate. The Company shall give the Administrative Agent and the applicable Swing Line Bank irrevocable notice (which notice must be received by the Administrative Agent and the applicable Swing Line Bank prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in minimum amount of (i) in the case of Swing Line Loans which are ABR Loans, $500,000 or a whole multiple thereof and (ii) in the case of Swing Line Loans which are Money Market Rate Loans, $2,000,000 or a whole multiple of $1,000,000 in excess thereof.

         The proceeds of each Swing Line Loan will be made available by the applicable Swing Line Bank to the Company by crediting the specified account of the Company with such proceeds in the manner from time to time agreed by the Company and the applicable Swing Line Bank. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 2.2.

         (b) Each Swing Line Bank (i) at any time in its sole and absolute discretion may, (ii) if any Event of Default has occurred and is continuing, shall and (iii) on the thirtieth day (or if such day is not a Business Day, the next Business Day) after the Borrowing Date with respect to any Swing Line Loans shall, on behalf of the Company (which hereby irrevocably directs each Swing Line Bank to act on its behalf), request each Bank, including such Swing Line Bank, to make a Revolving Credit Loan in Dollars to the Company (which shall be initially an ABR Loan) in an amount equal to such Bank's Revolving Credit Commitment Percentage of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 8 shall have occurred (in which event the procedures of paragraph (c) of this subsection shall apply) each Bank shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the applicable Swing Line Bank at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

         (c) If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection one of the events described in paragraph (f) of
Section 8 shall have occurred, each Bank will, on the date such Loan would otherwise have been made (the "REFUNDING DATE"), purchase an undivided participating interest in the Refunded Swing Line Loans in Dollars equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loans. On the Refunding Date each Bank will immediately transfer to the Administrative Agent, for the account of the applicable Swing Line Bank, in immediately available funds, the amount of its participation in Dollars and upon receipt thereof the Administrative Agent and the applicable Swing Line Bank will deliver to such Bank a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

         (d) Whenever, at any time after the Administrative Agent or a Swing Line Bank has received from any Bank such Bank's participating interest in a Swing Line Loan, the Administrative Agent or such Swing Line Bank, as the case may be, receives any payment on account thereof, the Administrative Agent or such Swing Line Bank, as the case may be, will promptly distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded) in like funds as received; PROVIDED, HOWEVER, that in the event that such payment received by the Administrative Agent or such Swing Line Bank, as the case may be, is required to be returned, such Bank will return to the Administrative Agent or such Swing Line Bank, as the case may be, any portion thereof previously distributed by the Administrative Agent or such Swing Line Bank, as the case may be, to it in like funds as such payment is required to be returned by the Administrative Agent or such Swing line Bank, as the case may be.

         (e) Each Bank's obligation to make Revolving Credit Loans pursuant to subsection 2.10(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against any other Bank or the Company, or the Company may have against any Bank or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries;
(iv) any breach of this Agreement by the Company or any other Bank (not including any Swing Line Bank); or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

         2.11 PARTICIPATIONS. Each Bank's obligation to purchase participating interests pursuant to subsections 2.4 and 2.10(c) is absolute and unconditional as set forth in subsection 3.15.


         SECTION 3.     GENERAL PROVISIONS APPLICABLE TO
                        LOANS AND LETTERS OF CREDIT

         3.1 PROCEDURE FOR BORROWING. (a) Except with respect to Swing Line Loans, for which borrowing procedures are set forth in subsection 2.10, the Company may borrow under the Commitments on any Business Day, if the borrowing is of Eurodollar Loans, or on any Business Day, if the borrowing is of ABR Loans, PROVIDED that, with respect to the borrowings, if any, to take place on the Closing Date, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the Closing Date), and with respect to any subsequent borrowings, the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (ii) one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of ABR Loans) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or ABR Loans, or a combination thereof, and (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Bank (which notice shall in any event be delivered to each Bank by 4:00 P.M., New York City time, on such date). Not later than 12:00 Noon, New York City time, on the Borrowing Date specified in such notice, each Bank shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 10.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Bank. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Company by the Administrative Agent's crediting the account of the Company, at the office of the Administrative Agent specified in subsection 10.2, with the aggregate amount actually received by the Administrative Agent from the Banks and in like funds as received by the Administrative Agent.

         (b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than ten Interest Periods shall be in effect at any one time.

         (c) Eurodollar Loans shall be made by each Bank at its Eurodollar Lending Office and ABR Loans shall be made by each Bank at its Domestic Lending Office.

         3.2 CONVERSION OPTIONS. The Company may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least one Business Day prior to the proposed conversion date, PROVIDED that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert all or a portion of the ABR Loans (other than Swing Line Loans) then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period(s) selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this subsection 3.2, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Bank thereof. All or any part of the outstanding Loans (other than Swing Line Loans and Bid Loans) may be converted as provided herein, PROVIDED that partial conversions of Loans shall be in the aggregate principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

         3.3 CHANGES OF COMMITMENT AMOUNTS. (a) The Company shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments subject to the provisions of this subsection 3.3. To the extent, if any, that the Aggregate Extensions of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Company shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied FIRST, to payment of the Swing Line Loans which are not Eurodollar Loans then outstanding, SECOND, to payment of the Revolving Credit Loans which are not Eurodollar Loans then outstanding, THIRD, to payment of any Revolving L/C Obligations then outstanding, and LAST, to cash collateralize any outstanding Letters of Credit, Bid Loans and Revolving Credit Loans which are Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent. Any termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans which are not Eurodollar Loans, Swing Line Loans and Revolving L/C Obligations then outstanding and by cash collateralization of any outstanding Letter of Credit, Bid Loans and Revolving Credit Loans which are Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent. Upon termination of the Revolving Credit Commitments, any Letter of Credit, Bid Loan or Revolving Credit Loan which is a Eurodollar Loan then outstanding which has been so cash collateralized shall no longer be considered a "Letter of Credit", "Bid Loan" or "Eurodollar Loan", as the case may be, as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by an Issuing Bank to the Banks in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and such Issuing Bank is not fully reimbursed for any such L/C Obligations) but the Letter of Credit fees payable under subsection 3.10 shall continue to accrue to such Issuing Bank

(or, in the event of any such automatic reinstatement, as provided in subsection 3.10) with respect to such Letter of Credit until the expiry thereof.

         (b) Interest accrued on the amount of any partial prepayment pursuant to this subsection 3.3 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. In the case of the termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

         3.4 OPTIONAL PREPAYMENTS. The Company may at any time and from time to time prepay Loans (other than Bid Loans), in whole or in part, without premium or penalty, upon at least one Business Days' irrevocable notice to the Administrative Agent in the case of ABR Loans and two Business Days' irrevocable notice to the Administrative Agent in the case of Eurodollar Loans and specifying the date and amount of prepayment, subject to subsection 3.20. Upon receipt of such notice the Administrative Agent shall promptly notify each Bank thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on the amount of any Loans paid in full pursuant to this subsection 3.4 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount equal to the lesser of (A) $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the Revolving Credit Loans, as the case may be.

         3.5 MANDATORY PREPAYMENTS. (a) The Company shall, without notice or demand, immediately prepay the Loans (other than Bid Loans and Eurodollar Loans until the respective current Interest Periods expire) and, if necessary, cash collateralize Bid Loans and Eurodollar Loans to the extent that the Aggregate Extensions of Credit exceeds the aggregate Commitments of all the Banks then in effect. The Company will implement and maintain internal accounting controls to monitor the borrowings and repayments of Loans by the Company and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Aggregate Extensions of Credit being in excess of the Revolving Credit Commitments. In the event that at any time the Company determines that the Aggregate Extensions of Credit exceeds the Revolving Credit Commitments, the Company will immediately make or cause to be made such repayments or prepayments of Loans (other than Bid Loans and Eurodollar Loans until the respective current Interest Periods therefor expire) and, if necessary, cash collateralize Bid Loans and Eurodollar Loans as shall be necessary to cause the Aggregate Extensions of Credit to no longer exceed the Revolving Credit Commitments.

         (b) The Administrative Agent will calculate the Aggregate Extensions of Credit from time to time, and in any event not less frequently than once during each calendar month. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Banks in respect of outstanding Swing Line Loans, from the Bid Loan Lenders in respect of outstanding Bid Loans, and Issuing Banks in respect of Revolving L/C Obligations and the aggregate amount available to be drawn under outstanding Letters of Credit.

Upon making each such calculation, the Administrative Agent will inform the Company and the Banks of the results thereof.

         (c) In the event that on any date the Administrative Agent calculates that the Aggregate Extensions of Credit exceeds the aggregate amount of the Revolving Credit Commitments, the Administrative Agent will give notice to such effect to the Company. The Company will immediately make or cause to be made such repayments or prepayments of Loans or, if necessary, cash collateralize Bid Loans as shall be necessary to cause the Aggregate Extensions of Credit to no longer exceed the Revolving Credit Commitments.

         (d) Upon the Revolving Credit Termination Date the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent, or with cash collateral, all on terms satisfactory to the Administrative Agent.

         (e)(i) Subject to the provisions of subsection 7.5, following the consummation of any Asset Sale by the Company or any of its Subsidiaries, in the case of cash proceeds, and following receipt of cash proceeds representing payments under notes or other securities received in connection with any non-cash consideration obtained in connection with such Asset Sale, 100% of the Net Proceeds of such Asset Sale, other than any Net Proceeds which the Company uses within one year of the consummation of an Asset Sale to purchase assets similar to the assets disposed of in such Asset Sale shall permanently reduce the Revolving Credit Commitments (but in no case below $200,000,000). In connection with such reduction, if required pursuant to paragraph (a) or (c) of this subsection 3.5, the Company shall apply up to 100% of such Net Proceeds to the repayment and cash collateralization of the Loans (other than Bid Loans) as provided by this subsection 3.5. Further, notwithstanding anything to the contrary contained in this subsection 3.5(e), so long as no Default or Event of Default has occurred or is continuing or would result therefrom, the Company may elect not to reduce the Revolving Credit Commitments by up to $50,000,000 in the aggregate of Net Proceeds from Asset Sales which the Company would otherwise be required to apply to the reduction of the Revolving Credit Commitments and, pursuant to subsection 3.5, the repayment or cash collateralization of the Loans and Letters of Credit.

         (ii) Concurrently with any Asset Sale consisting of the sale of all of the shares of stock of any Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee shall automatically be discharged and released without any further action by the Administrative Agent, any Co-Agent or any Bank, PROVIDED that the Administrative Agent and the Banks agree, upon the request of the Company, to execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release and in connection with the sale or other disposition of the capital stock of a Subsidiary of the Company, the Administrative Agent shall release to the pledgor thereof, without representation, warranty or recovery, express or implied, the capital stock of such Subsidiary held by it as Pledged Stock, if any, under the relevant Pledge Agreement.

         (f) Subject to the provisions of Section 7, promptly following the incurrence of any Indebtedness by the Company or any of its Subsidiaries (other than Indebtedness permitted by subsection 7.14) or the sale or issuance of any equity by the Company or any of its Subsidiaries (other than capital stock of the Company issued as consideration for acquisitions permitted by subsection 7.4 or
7.6 and the granting of stock options, stock appreciation rights and similar arrangements to management of the Company in connection with their compensation), 100% of the Net Proceeds of such Indebtedness or equity, shall permanently reduce the Revolving Credit Commitments (but, so long as no Default or Event of Default has occurred and is continuing, not below $200,000,000). In connection with such reduction if required pursuant to paragraph (a) or (c) of subsection 3.5, the Company shall apply up to 100% of such Net Proceeds to the repayment and cash collateralization of the Loans (other than Bid Loans) as provided for in subsection 3.5.

         3.6 INTEREST RATES AND PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the applicable Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

         (b) ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR, PROVIDED that at any time when the Applicable Margin for Eurodollar Loans is greater than or equal to 112.50 basis points, ABR Loans shall bear interest at a rate per annum equal to the ABR PLUS
12.5 basis points.

         (c) Money Market Rate Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the Money Market Rate.

         (d) If all or a portion of (i) the principal amount of any of the Loans (other than Bid Loans) or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Banks under
Section 8, bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection or (y) in the case of overdue interest, 2% above the rate described in paragraph (b) of this subsection, in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

         (e) Interest shall be payable in arrears on each Interest Payment Date; PROVIDED that interest accruing pursuant to paragraph (d) of this subsection shall be payable on demand by the Administrative Agent made at the request of the Required Banks.

         3.7 COMPUTATION OF INTEREST AND FEES. (a) Interest in respect of ABR Loans at any time when the ABR Loan is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and other ABR Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate.
Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective.

The Administrative Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change.

         (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

         3.8 FACILITY FEES.  The Company, together with NextLevel and
CommScope, agrees to pay to the Administrative Agent, for the account of each Bank, a facility fee from and including July 22, 1997 to, but excluding, the Revolving Credit Termination Date on the amount of such Bank's Revolving Credit Commitment (whether or not utilized) at the rate per annum for each day during the period for which payment is made set forth in the definition of Applicable Margin under the column captioned "Facility Fee". The Facility Fee provided for in this subsection shall be payable quarterly in arrears on the last day of each fiscal quarter, commencing September 30, 1997, and on the Revolving Credit Termination Date with respect to the Revolving Credit Commitments.

         3.9 CERTAIN FEES. (a) The Company, together with NextLevel and CommScope, agrees to pay to the Administrative Agent for its own account certain fees in the amounts, and on the dates, specified in the letter agreement dated June 18, 1997 among GI Delaware, Chase and Chase Securities Inc.

         3.10 LETTER OF CREDIT FEES. (a) (i) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Standby L/Cs (other than standard administrative issuance, amendment and negotiation fees), the Company agrees to pay the Administrative Agent, for the account of the relevant Issuing Bank and the Participating Banks, with respect to each Standby L/C, a Standby L/C fee on the amount available to be drawn under each Standby L/C payable, in arrears, on the last day of each fiscal quarter of the Company, at the rate per annum for each day during the period for which payment is made set forth in the definition of "Applicable Margin" under the column captioned "Standby L/C Fee". The Standby L/C Fee provided for in this subsection shall be payable quarterly in arrears on the last day of each fiscal quarter, commencing September 30, 1997, and on the Revolving Credit Termination Date.

         (ii) In addition, the Company shall pay to each Issuing Bank of a Standby L/C, in arrears on such day, a fee of 1/8 of 1% per annum on the amount available to be drawn on such Standby L/C solely for its own account as Issuing Bank of such Standby L/C and not on account of its L/C Participating Interest therein.

         (b) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Commercial L/Cs (other than standard administrative issuance, amendment and negotiation fees), the Company agrees to pay the Administrative Agent, for the account of the relevant Issuing Bank and the Participating Banks, with respect to each Commercial L/C, a Commercial L/C fee of 3/8 of 1% (of which such Issuing Bank shall retain for its own account, as the issuing bank and not on account of its L/C Participating Interest therein, 1/8 of 1%) on the maximum face amount of each Commercial L/C payable on the date such Commercial L/C is issued.

         (c) In connection with any payment of fees pursuant to this subsection 3.10, the Administrative Agent agrees to provide to the Company a statement of any such fees so paid; PROVIDED that the failure by the Administrative Agent to provide the Company with any such invoice shall not relieve the Company of its obligation to pay such fees.

         3.11 LETTER OF CREDIT RESERVES. (a) If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by an Issuing Bank or (ii) impose on such Issuing Bank any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to such Issuing Bank of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of such Issuing Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by such Issuing Bank, the Company shall immediately pay to such Issuing Bank, from time to time as specified by such Issuing Bank, additional amounts which shall be sufficient to compensate such Issuing Bank for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR. A certificate submitted by such Issuing Bank to the Company concurrently with any such demand by such Issuing Bank, shall be conclusive, absent manifest error, as to the amount thereof.

         (b) In the event that at any time after the date hereof any Change in Law with respect to an Issuing Bank shall, in the opinion of such Issuing Bank, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Issuing Bank or any corporation controlling such Issuing Bank, and such Change in Law shall have the effect of reducing the rate of return on such Issuing Bank's or such corporation's capital, as the case may be, as a consequence of such Issuing Bank's obligations under such Letter of Credit to a level below that which such Issuing Bank or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Issuing Bank's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Issuing Bank to be material, then from time to time following notice by such Issuing Bank to the Company of such Change in Law, within 15 days after demand by such Issuing Bank, the Company shall pay to such Issuing Bank such additional amount or amounts as will compensate such Issuing Bank or such corporation, as the case may be, for such reduction. If such Issuing Bank becomes entitled to claim any additional amounts pursuant to this subsection 3.11(b), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate submitted by such Issuing Bank to the Company concurrently with any such demand by such Issuing Bank, shall be conclusive, absent manifest error, as to the amount thereof.

         (c) The Company agrees that the provisions of the foregoing paragraphs
(a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to an Issuing Bank in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Bank in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Bank or any corporation controlling such Participating Bank.

         (d) Notwithstanding any other provision of this subsection 3.11, no Bank shall demand compensation for any increased cost or reduction referred to in subsection 3.11 (a) or (b) if it shall not at the time be the general policy or practice of such Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

         3.12 FURTHER ASSURANCES. The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by an Issuing Bank to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder. The Company further agrees to execute any and all instruments reasonably requested by any Issuing Bank in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

         3.13 OBLIGATIONS ABSOLUTE. The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

         (i) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Co-Agent or any Bank, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

         (ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

         (iii) payment by any Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or wilful misconduct on the part of any Issuing Bank; or

         (iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or wilful misconduct on the part of any Issuing Bank.

         3.14 ASSIGNMENTS. No Participating Bank's participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Bank's Revolving Credit Commitment in accordance with subsection 10.6) without the prior written consent of the relevant Issuing Bank, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Bank. Notwithstanding the foregoing, a Participating Bank may subparticipate its L/C Participating

Interest without obtaining the prior written consent of the relevant Issuing
Bank.

         3.15 PARTICIPATIONS. Each Bank's obligation to purchase participating interests pursuant to subsections 2.4 and 2.10(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against any Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

         3.16 INABILITY TO DETERMINE INTEREST RATE. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Company has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Company and the Banks at least one day prior to, the requested Borrowing Date, the conversion date or the last day of such Interest Period, as the case may be. If such notice is given (i) any requested Eurodollar Loans shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans, and
(iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made.

         3.17 PRO RATA TREATMENT AND PAYMENTS. (a) Each borrowing of any Loans (other than Swing Line Loans and Bid Loans) by the Company from the Banks, each payment by the Company on account of any fee hereunder (other than as otherwise set forth in subsections 3.9 and 3.10) and any reduction of the Revolving Credit Commitments of the Banks hereunder shall be made PRO RATA according to the relevant Commitment Percentages of the Banks. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than Swing Line Loans and Bid Loans and other than as set forth in subsections 3.18, 3.19 and 3.20) shall be made PRO RATA according to the relevant Commitment Percentages of the Banks. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Banks, at the Administrative Agent's office located at 270 Park Avenue, New York, New York 10017 in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Bank in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

         (b) Unless the Administrative Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount which would constitute its relevant Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such Borrowing Date in accordance with subsection 3.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent by such Bank on a date after such Borrowing Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Bank's relevant Commitment Percentage of such borrowing, times
(iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's relevant Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this subsection 3.17(b) shall be conclusive, absent manifest error. If such Bank's relevant Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Bank within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company, without prejudice to any rights which the Company or the Administrative Agent may have against such Bank hereunder. Nothing contained in this subsection 3.17(b) shall relieve any Bank which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

         (c) The failure of any Bank to make the Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on such Borrowing Date.

         (d) All payments and optional prepayments (other than prepayments as set forth in subsection 3.19 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

         (e) Each Bank, Assignee and Participant that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to U.S. federal income taxation regardless of the source of its income (a "NON-U.S. BANK") shall deliver to the Company and the Administrative Agent, and if applicable, the assigning Bank (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) either:

         (A) (x) two duly completed and signed original copies of either Internal Revenue Service Form 1001 (relating to such Non-U.S. Bank and entitling it to a complete exemption from withholding of United States federal income taxes on all amounts to be received by such Non-U.S. Bank pursuant to this Agreement and the other Credit Documents) or Form 4224 (relating to all amounts to be received by such Non-U.S. Bank pursuant to this Agreement and the other Credit Documents), or successor and related applicable forms, as the case may be, and (y) two duly completed and signed original copies of Internal Revenue Service Form W-8 or W-9, or successor and related applicable forms, as the case may be; or

         (B) in the case of a Non-U.S. Bank that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in the form of Exhibit L (or such other form of statement as shall be reasonably requested by the Company from time to time) to the effect that such Non-U.S. Bank is eligible for a complete exemption from withholding of United States federal income taxes under Code Section 871(h) or 881(c), and (y) two duly completed and signed original copies of Internal Revenue Service Form W-8 or successor and related applicable form (it being understood and agreed that no Participant and, without the prior written consent of the Company described in clause (C) of the proviso to the first sentence of subsection 10.6(c), no Assignee shall be entitled to deliver any forms or statements pursuant to this clause (B), but rather shall be required to deliver forms pursuant to clause (A) of this subsection 3.17(e)).

Further, each Non-U.S. Bank agrees (i) to deliver to the Company and the Administrative Agent, and if applicable, the assigning Bank (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) two further duly completed and signed original copies of such Forms 1001, 4224, W-8 or W-9, as the case may be, or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Company (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) in accordance with applicable U.S. laws and regulations, (ii) in the case of a Non-U.S. Bank that delivers a statement in the form of Exhibit L (or such other form of statement as shall have been requested by the Company), to deliver to the Company and the Administrative Agent, and if applicable, the assigning Bank, such statement on an annual basis on the anniversary of the date on which such Non-U.S. Bank became a party to this Agreement and to deliver promptly to the Company and the Administrative Agent, and if applicable, the assigning Bank, such additional statements and forms as shall be reasonably requested by the Company from time to time, and (iii) to notify promptly the Company and the Administrative Agent (or, in the case of a Participant, the Bank from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to this subsection 3.17(e). Each Non-U.S. Bank agrees to indemnify and hold harmless the Company from and against any Taxes imposed by or on behalf of the United States or any taxing jurisdiction thereof, penalties, additions to tax, fines, interest or other liabilities, costs or losses (including, without limitation, reasonable attorneys' fees and expenses) incurred or payable by the Company as a result of the failure of the Company to comply with its obligations to deduct or withhold any Taxes imposed by or on behalf of the United States or any taxing jurisdiction thereof (including penalties, additions to tax, fines or interest on such Taxes) from any payments made pursuant to this Agreement to such Non-U.S. Bank or the Administrative Agent which failure resulted from the Company's reliance on any form, statement, certificate or other information provided to it by such Non-U.S. Bank pursuant to clause (B) or clause (ii) of this subsection 3.17(e). The Company hereby agrees that for so long as a Non-U.S. Bank complies with this subsection 3.17(e), the Company shall not withhold any amounts from any payments made pursuant to this Agreement to such Non-U.S. Bank, unless the Company reasonably determines that it is required by law to withhold or deduct any amounts from any payments made to such Non-U.S. Bank pursuant to this Agreement. Notwithstanding any other provision of this subsection 3.17(e), a Non-U.S. Bank shall not be required to deliver any form or statement pursuant to the immediately preceding sentences in this subsection 3.17(e) that such Non-U.S. Bank is not legally able to deliver (it being understood and agreed that the Company shall withhold or deduct such amounts from any payments made to such Non-U.S. Bank that the Company reasonably determines are required by law). If any Credit Party other than the Company makes any payment to any Non-U.S. Bank under any Credit Document, the foregoing provisions of this subsection 3.17(e) shall apply to such Non-U.S. Bank and such Credit Party as if such Credit Party were the Company (but a Non-U.S. Bank shall not be required to provide any form or make any statement to any such Credit Party unless such Non-U.S. Bank has received a request to do so from such Credit Party and has a reasonable time to comply with such request).

         3.18 ILLEGALITY. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the date that any lender becomes a Bank party to this Agreement, shall make it unlawful for such Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Bank hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Bank's Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Bank so requests, be converted automatically on the date specified by such Bank in such request to ABR Loans. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Bank's ABR Loans, as the case may be. The Company hereby agrees promptly to pay any Bank, upon its demand, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this subsection 3.18 including, but not limited to, any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Bank's notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

         3.19 REQUIREMENTS OF LAW. (a) In the event that, at any time after the date hereof, the adoption of any Requirement of Law, or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

         (i) does or shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Bank of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Bank), it being understood and agreed that, in the case of a Non-U.S. Bank that does not comply with clause (A) of subsection 3.17(e), this clause (i) shall apply only to the extent that it would have applied if such Non-U.S. Bank were able to comply with clause (A) of subsection 3.17(e);

    (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of the Eurodollar Rate; or

    (iii)   does or shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Company shall promptly pay such Bank, on demand, any additional amounts necessary to compensate such Bank for such additional cost or reduced amount receivable which such Bank deems to be material as determined by such Bank with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR. The Loans referred to in the last sentence of subsection 2.1(a) shall be entitled to the benefits of this subsection 3.19.

         (b) In the event that at any time after the date hereof, any Change in Law with respect to any Bank shall, in the opinion of such Bank, require that any Commitment of such Bank be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Bank or any corporation controlling such Bank, and such Change in Law shall have the effect of reducing the rate of return on such Bank's or such corporation's capital, as the case may be, as a consequence of such Bank's obligations hereunder to a level below that which such Bank or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Bank's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time following notice by such Bank to the Company of such Change in Law as provided in paragraph (c) of this subsection 3.19, within 15 days after demand by such Bank, the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or such corporation, as the case may be, for such reduction.

         (c) A certificate submitted by such Bank, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this subsection 3.19 shall survive the termination of this Agreement and payment of the outstanding Loans.


         (d) Notwithstanding any other provision of this subsection 3.19, no Bank shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

         3.20 INDEMNITY. The Company agrees to indemnify each Bank and to hold such Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any

Eurodollar Loans or Absolute Rate Bid Loans of such Bank, including, but not limited to, any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans or Absolute Rate Bid Loans hereunder, (b) default by the Company in making a borrowing of Eurodollar Loans or Absolute Rate Bid Loans after the Company has given a notice in accordance with subsection 2.10 or 3.1 or in making a conversion of ABR Loans to Eurodollar Loans after the Company has given notice in accordance with subsection 3.2, (c) default by the Company in making any prepayment of Eurodollar Loans or Absolute Rate Bid Loans after the Company has given a notice in accordance with subsection 3.4 or (d) a payment or prepayment of a Eurodollar Loan, Money Market Rate Loan or Absolute Rate Bid Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto (or, with respect to a Money Market Rate Loan, the maturity date thereof), including, but not limited to, any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

         3.21 REPAYMENT OF LOANS, EVIDENCE OF DEBT. (a) The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Revolving Credit Loan on the Revolving Credit Termination Date, (ii) to the Administrative Agent for the account of each Bid Loan Lender the then unpaid principal amount of each Bid Loan on the Bid Loan Maturity Date applicable to such Bid Loan, and (iii) to the Administrative Agent for the account of the applicable Swing Line Bank the then unpaid principal amount of each Swing Line Loan on the Revolving Credit Termination Date (or such other date as required by subsection 2.10(a)).

         (b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Bank resulting from each Loan made and each Letter of Credit issued by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

         (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Extension of Credit made hereunder to the Company, the Class and Type thereof, and the Interest Period applicable thereto,
(ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be PRIMA FACIE evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

         (e) Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Bank either (i) a promissory note payable to the order of such Bank or
(ii) if requested by such Bank, a promissory note payable to such Bank and its registered assigns (a "REGISTERED FORM NOTE") and in each case in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.2) be represented by one or more promissory notes in such form payable to the order of the payee named therein or, if such promissory note is a Registered Form Note, to such payee and its registered assigns. Registered Form Notes may not be exchanged for promissory notes that are not Registered Form Notes. A Registered Form Note and the Obligation(s) evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Registered Form Note and the Obligation(s) evidenced thereby on the Register (and each Registered Form Note shall expressly so provide). Any assignment or transfer of all or part of such Obligation(s) and the Registered Form Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Registered Form Note(s) evidencing such Obligation(s), duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Registered Form Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) and the old Registered Form Note shall be returned to the Company marked "cancelled". No assignment of a Registered Form Note and the Obligation(s) evidenced thereby shall be effective unless it shall have been recorded in the Register by the Administrative Agent as provided in this subsection 3.21(e).

         3.22 MITIGATION OBLIGATIONS; REPLACEMENT OF BANKS. (a) If any Bank requests compensation under subsection 3.11 or 3.19 or gives notice to the Company pursuant to subsection 3.18, or if the Company withholds any amounts from any payments made pursuant to this Agreement to any Non-U.S. Bank, then such Bank or Non-U.S. Bank, as the case may be, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank or Non-U.S. Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 3.11 or 3.19, make it no longer unlawful for such Bank to make or maintain Eurodollar Loans or eliminate the need to withhold any amounts from any payments made pursuant to the Agreement, as the case may be, in the future and
(ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

         (b) If any Bank requests compensation under subsection 3.11 or 3.19 or gives notice to the Company pursuant to subsection 3.18, or if the Company withholds any amounts from any payments made pursuant to this Agreement to any Non-U.S. Bank, or if any Bank defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Bank or Non-U.S. Bank, as the case may be, and the Administrative Agent, either (i) reduce or terminate the Revolving Credit Commitment of such Bank or Non-U.S. Bank (and pay all amounts owed to such Bank or Non-U.S. Bank under this Agreement other than Bid Loans prior to the expiration of the Interest Periods therefor, unless such Bank or Non-U.S. Bank agrees to such payment) or (ii) require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 10.6), all its interests, rights and obligations under this Agreement (other than any outstanding Bid Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Bank, if such Bank accepts such assignment); PROVIDED that (A) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Issuing Bank and the Swing Line Bank), which consent shall not unreasonably be withheld, (B) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans (other than Bid Loans) and participations in Letter of Credit and Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under subsection 3.11 or 3.19, a notice pursuant to subsection 3.18 or amounts withheld from any payments made pursuant to this Agreement to any Non-U.S. Bank, such assignment will result in a reduction in such compensation or withholding or result in an assignment to a Bank which may make or maintain Eurodollar Loans. A Bank shall not be required to make any such assignment and delegation and the Company shall not be permitted to reduce or terminate the Revolving Credit Commitments of a Bank if, prior thereto, as a result of an irrevocable waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation or make such reduction or termination cease to apply.

         (c) If any Bank becomes entitled to claim any additional amounts pursuant to subsection 3.11 or 3.19, it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled. If any Bank has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 3.22, the Company at any time thereafter may, upon at least two Business Days' notice to the Administrative Agent, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding.

         (d) The Company's indemnification obligations under subsection 3.20 shall apply to the transactions described in this subsection 3.22.


         SECTION 4.     REPRESENTATIONS AND WARRANTIES

         In order to induce the Banks to enter into this Agreement and to continue and make the Loans and to induce the Issuing Banks to issue, and the Participating Banks to participate in, the Letters of Credit, the Company hereby represents and warrants to each Bank, each Co-Agent and the Administrative Agent, on and as of the Closing Date and, other than with respect to subsection 4.2, on the date of each Loan is made or Letter of Credit is issued thereafter, that:

         4.1 FINANCIAL CONDITION. (a) (i) The audited combined balance sheet of the Power Semiconductor Business at each of December 31, 1995 and December 31, 1996 and the combined statements of operations, divisional net equity and cash flows for each of the fiscal years ending December 31, 1994, December 31, 1995 and December 31, 1996, reported on by Deloitte & Touche LLP, and (ii) the unaudited combined balance sheet of the Power Semiconductor Business at March 31, 1997 and the related combined statements of operations, divisional net equity and cash flows for the fiscal quarter ending March 31, 1997, certified as complete and correct and prepared in accordance with GAAP (subject to normal year-end adjustments) by the chief financial officer of the Company, copies of each of which have heretofore been furnished to each Bank, are complete and correct and present fairly (except, with respect to interim statements, for normal year-end adjustments) the combined financial position of the Power Semiconductor Business as at such dates, and the combined results of operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through such date. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except, with respect to interim statements, for normal year-end adjustments and that such interim statements may be condensed and exclude detailed footnote disclosure and except as concurred in by such accountants or such chief financial officer, as the case may be, and as disclosed therein).

         (b) The unaudited PRO FORMA combined balance sheet of the Power Semiconductor Business at March 31, 1997 (including the notes thereto) (the "PRO FORMA BALANCE SHEET"), and the related combined statements of operations for the fiscal year ending December 31, 1996 and the fiscal quarter ended March 31, 1997 (the "PRO FORMA STATEMENTS OF OPERATIONS"), copies of which have heretofore been furnished to each Bank, have been prepared based upon the combined balance sheet of the Power Semiconductor Business as of March 31, 1997 and the combined statements of operations for the fiscal year ended December 31, 1996 and the fiscal quarter ended March 31, 1997, respectively, assuming that the Spin-Off occurred on January 1, 1996 and January 1, 1997, respectively, and do not purport to represent what the financial position actually would have been had the Spin-Off occurred on January 1, 1996 or January 1, 1997, as the case may be, or to project the financial position of the Power Semiconductor Business for any future date. The Pro Forma Balance Sheet presents fairly on a PRO FORMA basis the combined financial position of the Power Semiconductor Business at March 31, 1997, and the Pro Forma Statements of Operations present fairly on a pro forma basis the combined operating results of the Power Semiconductor Business for the respective fiscal periods covered thereby, in each case assuming that the events and assumptions specified in the preceding sentence had actually occurred or are true, as the case may be, on March 31, 1997 or for the respective periods covered by the Pro Forma Statements of Operations, as the case may be, (except
(i) for changes in such financial position which are not materially adverse to the financial position of the Power Semiconductor Business, and (ii) as provided in the notes thereto). The unaudited pro forma adjustments are based upon currently available information and certain assumptions that the management of the Power Semiconductor Business believes to be reasonable. As of the date of the Pro Forma Balance Sheet, the Power Semiconductor Business had no material obligation, contingent or otherwise, which was not reflected therein or in the notes thereto and which would have a material adverse effect on the business, financial condition, assets, liabilities, net assets, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole (other than the Excluded Litigation, as to which no representation is made).

         4.2 NO MATERIAL CHANGE. Since June 13, 1997 (a) there has been no occurrence (other than the Excluded Litigation as to which no representation is made in this subsection 4.2) which has had or reasonably could be expected to have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole, and (b) other than as disclosed in any financial statements delivered hereunder pursuant to subsection 6.1, neither the Company nor any of its Subsidiaries has, since December 31, 1996, incurred any material obligation, contingent or otherwise (other than in connection with the Excluded Litigation, as to which no representation is made in this subsection 4.2), which has had a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.

         4.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each Credit Party and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such corporate power and authority and such legal right would not, in the aggregate, have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.


         4.4 CORPORATE POWER; AUTHORIZATION. Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party and to pledge the Pledged Stock pursuant to the Pledge Agreement to which it is a party; and the Company has the corporate power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party, the pledge of the Pledged Stock pursuant to the Pledge Agreement to which it is a party and, in case of the Company, to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of any Credit Document to the extent that it is a party thereto, or the pledge of the Pledged Stock pursuant to the Pledge Agreements, or the guarantee of the Obligations pursuant to the Subsidiary Guarantees.

         4.5 ENFORCEABLE OBLIGATIONS. Each of the Credit Documents has been duly executed and delivered on behalf of each Credit Party which is a party thereto and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         4.6 NO LEGAL BAR. The performance of each Credit Document, the pledge of the Pledged Stock pursuant to the Pledge Agreements, the guarantee of the Obligations pursuant to the Subsidiary Guarantees and the use of the proceeds of the Loans and of drawings under the Letters of Credit will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, which violations, individually or in the aggregate, would have a material adverse effect on the ability of such Credit Party to perform its obligations under the Credit Documents to the extent that it is a party thereto, or which would give rise to any liability on the part of the Administrative Agent, any Co-Agent or any Bank, or which would have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations, except for Liens arising under the Pledge Agreements.

         4.7 NO MATERIAL LITIGATION. No litigation, investigation known to the Company or proceeding of or by any Governmental Authority or any other Person is pending against any Credit Party or any of its Subsidiaries, (a) with respect to the validity, binding effect or enforceability of any Credit Document or with respect to the Loans made hereunder, the use of proceeds thereof or of any drawings under a Letter of Credit and the other transactions contemplated hereby or thereby, or (b) except for the Excluded Litigation (as to which no representation is made in this subsection 4.7), which would have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.

         4.8 INVESTMENT COMPANY ACT. Neither any Credit Party nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

         4.9 FEDERAL REGULATION. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under said Regulation U.

         4.10 NO DEFAULT. Neither the Company nor any of its Subsidiaries is in default in the payment or performance of any of its or their Contractual Obligations in any respect which would be materially adverse to the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which would be materially adverse to the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole, and no such order, award or decree would materially adversely affect the ability of the Company and its Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document.

         4.11 NO BURDENSOME RESTRICTIONS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Contractual Obligation or subject to any Requirement of Law or other corporate restriction which materially and adversely affects the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.

         4.12 TAXES. Each of the Company and its Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all tax returns which, to the knowledge of the Company, are required to have been filed, and has paid all taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except any such filings or taxes, fees or charges, the making of or the payment of which, or the failure to make or pay, would not materially adversely affect the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole; and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except as to any such taxes, fees or other charges, the payment of which, or the failure to pay, would not materially adversely affect the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.

         4.13 SUBSIDIARIES. The Subsidiaries of the Company listed on Schedule II constitute all of the Domestic Subsidiaries of the Company and the Subsidiaries listed on Schedule III constitute all of the Foreign Subsidiaries of the Company as of the Closing Date. The Company has no Material Subsidiaries on the Closing Date.

         4.14 OWNERSHIP OF PROPERTY; LIENS. The Company and each of its Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, all its respective material real property, and good title to all its respective material other property, and none of such property is subject, except as permitted hereunder, to any Lien (including, without limitation, Federal, state and other tax liens).

         4.15 ERISA. No "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as defined in Section 302 of ERISA) or Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived or which has occurred by reason of the Spin-Off Transactions) has occurred during the five years preceding each date on which this representation is made or deemed made with respect to any Plan in any case the consequences of which would be materially adverse to the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole. The present value of all accrued benefits under each Single Employer Plan maintained by the Company or a Commonly Controlled Entity (based on those assumptions used to fund such Plan) did not, as of the most recent annual valuation date in respect of each such Plan, exceed the fair market value of the assets of the Plan (including for these purposes accrued but unpaid contributions) allocable to such benefits by an amount that would be materially adverse to the business, financial condition, properties, results of operations, value or prospects of the

Company and its Subsidiaries taken as a whole. The liability to which the Company or any Commonly Controlled Entity would become subject under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date hereof would not be materially adverse to the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole. To the Company's knowledge, no Multiemployer Plan is either in Reorganization or Insolvent in any case the consequences of which would be materially adverse to the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.

         4.16 ACCURACY OF DISCLOSURE. All written information, other than financial projections, which has been made available to the Administrative Agent or the Banks by the Company or any of its representatives and all other information which has been made available to the Administrative Agent or the Banks by any officers of the Company and its Subsidiaries is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading. The financial projections that have been made available to the Administrative Agent and the Banks by the Company or any of its representatives have been prepared in good faith based upon reasonable assumptions.

         4.17 ENVIRONMENTAL MATTERS. Except for matters reserved for on the Company's Pro Forma Balance Sheet or any subsequent balance sheet delivered pursuant to subsection 6.1, and otherwise except to the extent that the facts and circumstances giving rise to any failure of any of the following representations to be so true and correct would not have any reasonable likelihood of having a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole:

         (a) To the best knowledge of the Company, the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the "PROPERTIES") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations that constitute or constituted a material violation of, or reasonably could give rise to material liability under, Environmental Laws.

         (b) To the best knowledge of the Company, the Properties and all operations at the Properties are in compliance and at all times during the last 5 years have been in compliance in all material respects with all Environmental Laws, and there is no contamination at, under or about the Properties which could interfere materially with the continued operation of the Properties as a whole or the business of the Company and its Subsidiaries.

         (c) Neither the Company nor any of its Subsidiaries has received or is aware of any claim or notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties or the operations of the Company, nor does the Company have knowledge or reason to believe that any such action is being contemplated, considered or threatened.

         (d) To the best knowledge of the Company, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably give rise to liability under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably give rise to liability under, any applicable Environmental Laws.

         (e) There are no judicial proceedings or governmental or administrative actions pending, or, to the best knowledge of the Company, contemplated or threatened under any Environmental Laws to which the Company is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties.

         (f) To the best knowledge of the Company, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company in connection with the Properties, in material violation of or in amounts or in a manner that could give rise to material liability under Environmental Laws.

         4.18 COLLATERAL DOCUMENTS. Upon execution and delivery thereof by the parties thereto, each of the Company Pledge Agreement and the Subsidiary Pledge Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Banks, a legal, valid and enforceable security interest in the Pledged Stock described therein and, when stock certificates representing or constituting the Pledged Stock described therein are delivered to the Administrative Agent, such security interest shall constitute a perfected first lien on, and security interest in, all right, title and interest of the pledgor party thereto in the Pledged Stock described therein.

         4.19 INTELLECTUAL PROPERTY. The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which would not have any reasonable likelihood of having a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole.


         SECTION 5.     CONDITIONS PRECEDENT

         5.1 CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT. The effectiveness of this Agreement is subject to the satisfaction, or waiver by each Bank (or, in the case of the conditions specified in subsections 5.1(b), (c), (e) and (i), waiver by the Administrative Agent), immediately prior to or concurrently with the effectiveness of this Agreement, of the following conditions precedent on or prior to August 31, 1997 (the date of effectiveness, the "EFFECTIVE DATE"):

         (a) AGREEMENT; PLEDGE AGREEMENTS, PLEDGED STOCK. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the Company, the Banks, the Co-Agents and the

    Administrative Agent, (ii) the Company Pledge Agreement executed and delivered by a duly authorized officer of the Company, together with (A) all stock certificates representing all of the Pledged Stock, which shall consist of 100% of the issued and outstanding capital stock of each Domestic Subsidiary of the Company which is a Material Subsidiary, 65% of the issued and outstanding capital stock of each first-tier Foreign Subsidiary of the Company listed on Schedule VII and (B) undated stock powers for each certificate representing such Pledged Stock, duly executed in blank and delivered by a duly authorized officer of the Company, and
    (iii) with respect to the Pledge Agreement delivered pursuant to clause
    (ii) above, the acknowledgement and consent of each issuer of the Pledged Stock thereunder, in the form annexed to each such Pledge Agreement.

         (b) LEGAL OPINIONS. The Administrative Agent shall have received, addressed to the Administrative Agent, the Co-Agents and the Banks, (i) an opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to the Company, dated the Effective Date, substantially in the form of Exhibit G-1 hereto with such changes thereto as may be approved by and otherwise in form and substance satisfactory to the Administrative Agent and its counsel, and (ii) an opinion of Keith A. Zar, Esq., Assistant General Counsel to the Company, dated the Effective Date, substantially in the form of Exhibit G-2 hereto with such changes thereto as may be approved by and otherwise in form and substance satisfactory to the Administrative Agent and its counsel. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

         (c) CLOSING CERTIFICATES. The Administrative Agent shall have received a Closing Certificate of the Company, dated the Effective Date, substantially in the form of Exhibit H hereto, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company.

         (d) NO VIOLATION. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, nor involve any Bank in a violation of, any Requirement of Law, except for violations not involving any Bank and which would not have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.

         (e) CONSENTS, AUTHORIZATIONS, AND FILINGS, ETC. The Administrative Agent shall have received copies of all consents, authorizations and filings, if any, required in connection with the execution, delivery and performance by each Credit Party, and the validity and enforceability against each Credit Party, of the Credit Documents to which it is a party, and such consents, authorizations and filings shall be in full force and effect, except such consents, authorizations and filings, including, without limitation, the consents, authorizations and filings listed on
    Schedule IV, the failure to obtain which would not have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Credit Parties and their Subsidiaries taken as a whole.

         (f) NO LEGAL CONSTRAINTS. There shall be no inquiry, injunction, restraining order, action, suit or proceeding pending or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person, which, in the opinion of the Administrative Agent (i) would have a material adverse effect on the making of the Loans or the issuance of the Letters of Credit or the Spin-Off or (ii) other than the Excluded Litigation, has or will have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Credit Parties and their Subsidiaries taken as a whole or
    (iii) would give rise to any liability on the part of any Bank, the Administrative Agent or any Co-Agent in connection with this Agreement, any other Credit Document or the transactions contemplated hereby or thereby or
    (iv) would bar the making of the Loans, the issuance of the Letters of Credit or the use of the proceeds thereof in accordance with the terms of this Agreement.

         (g) ABSENCE OF CERTAIN LEGAL DEVELOPMENTS. There shall have been no development in any action, suit or proceeding which, in any such case in the opinion of the Administrative Agent, (i) would have a material adverse effect on the making of the Loans or the issuance of the Letters of Credit or (ii) (A) except for the Excluded Litigation, has or will have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Credit Parties and their Subsidiaries taken as a whole or (B) would give rise to any liability on the part of any Bank, the Administrative Agent or any Co-Agent in connection with this Agreement, any other Credit Document or the transactions contemplated hereby or thereby.

         (h) EVENTS OF DEFAULT UNDER OTHER AGREEMENTS. There shall exist no event of default (or condition which would constitute an event of default with the giving of notice or the passage of time) under any capital stock, financing agreements, lease agreements or other contracts of the Company or its Subsidiaries which default would have a material adverse effect on business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.

         (i) RELATED AGREEMENTS. The Administrative Agent shall have received each additional document, instrument or piece of information reasonably requested by the Banks, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Credit Party or their Subsidiaries may be a party.

         (j) FINANCIAL STATEMENTS. The Administrative Agent shall have received a copy of the financial statements referred to in subsection 4.1(a) and (b), with a photocopy thereof for each Bank, which shall be satisfactory in form and substance to the Administrative Agent.

         (k) BUSINESS PLAN. The Banks shall have received a satisfactory business plan for the 1997 through 1999 fiscal years of the Company and a reasonably satisfactory written analysis of the business and prospects of the Company and its subsidiaries for the period from the Closing Date through the Revolving Credit Termination Date. The Banks acknowledge that they have received such business plan and analysis and that this condition is satisfied.

    (l) ADDITIONAL MATTERS. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent and its counsel.

         5.2 CONDITIONS TO INITIAL LOANS AND LETTERS OF CREDIT. The obligation of each Bank to make its initial Loans and the obligation of each Issuing Bank to issue its initial Letter of Credit are subject to the satisfaction, or waiver by each Bank, immediately prior to or concurrently with the making of such Loans or the issuance of such Letter of Credit, as the case may be, of the following conditions precedent on or prior to November 30, 1997 (the date of the initial Extensions of Credit, the "CLOSING DATE"):

         (a) EFFECTIVE DATE. The conditions set forth in subsection 5.1 shall have been satisfied or waived in accordance with the terms hereof.

         (b) SPIN-OFF. (i) The Spin-Off Transactions that are scheduled to occur under the Spin-Off Documents on or prior to the Closing Date shall have been consummated in all material respects, and the conditions precedent scheduled to occur under the Spin-Off Documents on or prior to the Closing Date shall have been consummated in all material respects, and the S-4 Filing and the Spin-Off Documents shall not have been amended in any material respect without the consent of the Administrative Agent.

              (ii) The rulings received by GI Holdings from the Internal Revenue Service, to the effect that the Spin-Off will be tax-free for federal income tax purposes to the Company, NextLevel, CommScope and their respective Subsidiaries and to the stockholders of the Company, shall be in full force and effect.

         (c) FEES. The Administrative Agent shall have received for the account of the Banks, or for its own account, as the case may be, all fees (including the fees referred to in subsection 3.9) payable to the Banks and the Administrative Agent on or prior to the Closing Date.

         (d) NEXTLEVEL AND COMMSCOPE DIVIDENDS. The Company shall have received on the Closing Date cash dividends from NextLevel and CommScope in such amounts so that, after giving effect thereto and to the application thereof, the Consolidated Total Indebtedness (less cash) of the Company and its Subsidiaries is approximately $275,000,000.

         (e) TERMINATION OF EXISTING CREDIT FACILITIES. The Company shall have terminated or been released from all of its existing credit facilities, including the Existing GI Delaware Credit Agreement, other than the Taiwan Mortgage Indebtedness.

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                                                                             54


         5.3 CONDITIONS TO ALL LOANS AND LETTERS OF CREDIT. The obligation of each Bank to make any Loan (other than any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans or a Loan that does not increase the aggregate outstanding principal amount of the Loans of any Bank) and the obligation of each Issuing Bank to issue any Letter of Credit (other than any Letter of Credit which is an extension, renewal or replacement of an existing Letter of Credit and which does not increase the face amount thereof) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

         (a) REPRESENTATIONS AND WARRANTIES. If such Loan is made (and/or Letter of Credit issued) on the Closing Date, each of the representations and warranties made in or pursuant to Section 4, or which are contained in any other Credit Document or any certificate, document or financial or other statement furnished by or on behalf of the Company or any Subsidiary thereof, at any time under or in connection herewith, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). If such Loan is made (and/or Letter of Credit issued) subsequent to the Closing Date, each of the representations and warranties made in or pursuant to Section 4 (excluding the representations made pursuant to subsection 4.2 which shall be made only on the Closing Date) or which are contained in any other Credit Document or in any certificate, document or financial or other statement furnished by or on behalf of the Company or any Subsidiary thereof shall be true and correct in all material respects on and as of the date of such Loan (or Letter of Credit) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

         (b) NO DEFAULT OR EVENT OF DEFAULT.   No Default or Event of Default
    shall have occurred and be continuing on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

         Each borrowing by the Company hereunder and the issuance of each Letter of Credit by each Issuing Bank hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in this subsection 6.3 have been satisfied.


         SECTION 6.     AFFIRMATIVE COVENANTS

         The Company hereby agrees that, so long as the Commitments remain in effect, any Loan, or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Bank, any Co-Agent, any Issuing Bank, or the Administrative Agent hereunder, it shall, and, in the case of the agreements contained in subsections 6.3, 6.4, 6.5, 6.6 and 6.8 cause each of its Subsidiaries to:

         6.1 FINANCIAL STATEMENTS. Furnish to the Administrative Agent (with sufficient

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                                                                             55


copies for each Bank):

         (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

         (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter, the related unaudited consolidated statements of stockholders' equity and cash flows of the Company and its consolidated Subsidiaries from the beginning of such fiscal year through the end of such quarter and the related unaudited consolidated statements of operations of the Company and its consolidated Subsidiaries for such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

         (c) as soon as available, but in any event within 90 days after the beginning of each fiscal year of the Company to which such budget relates, a consolidated operating budget for the Company and its Subsidiaries taken as a whole, in each case as adopted by the Board of Directors of the Company.

All financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and shall be prepared in reasonable detail (except that interim statements may be condensed and may exclude detailed footnote disclosure to the extent consistent with the rules and regulations of the Securities and Exchange Commission relating to the presentation of financial information in Quarterly Reports on Form 10-Q) and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in Accounting Principles Board Opinion No. 30) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period). In the event the Company changes its accounting methods because of changes in GAAP, or any change in GAAP occurs which increases or diminishes the protection and coverage afforded to the Banks under current GAAP accounting methods, the Company or the Administrative Agent, as the case may be, may request of the other parties to this Agreement an amendment of the financial covenants contained in this Agreement to reflect such changes in GAAP and to provide the Banks with protection and coverage equivalent to that existing prior to such changes in accounting methods or GAAP, and each of the Company, the Administrative Agent, the Co-Agents and the Banks agree to consider such request in good faith.

         6.2 CERTIFICATES; OTHER INFORMATION. Furnish to the Administrative Agent (with

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                                                                             56


sufficient copies for each Bank other than reports listed in subsection 6.2(c) which shall be made available by the Administrative Agent to any Bank upon request):


         (a) concurrently with the delivery of the consolidated financial statements referred to in subsection 6.1(a), a letter from the independent certified public accountants reporting on such financial statements (i) stating that their audit examination has included a review of the terms of subsections 7.3(b), 7.7, 7.8 and 7.9 of this Agreement and any definitions set forth in this Agreement relating thereto, in each case as they relate to accounting matters, and (ii) stating whether, in connection with their audit examination, any condition or event that constitutes any Default or Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination;

         (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a certificate of the chief financial officer of the Company (i) stating that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of clause (b) of subsection 7.3, clause (j) of subsection 7.2, clause (f) of subsection 7.14 and subsections 7.7, 7.8, and 7.9; (iii) showing in detail as of the end of the related fiscal period the Leverage Ratio as of the end of such fiscal period and the calculations supporting such statement and stating the Applicable Margin payable as a result of such Leverage Ratio;
    (iv) if not specified in the financial statements delivered pursuant to subsection 6.1, specifying the aggregate amount of interest paid or accrued by the Company and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Company and its Subsidiaries, during such accounting period; (v) listing all Indebtedness for borrowed money (other than Indebtedness hereunder) in each case incurred since the date of the previous consolidated balance sheet of the Company delivered pursuant to subsection 6.1(a) or (b); and
    (vi) setting forth the reserve for environmental matters as reflected in the most recent consolidated balance sheet of the Company delivered pursuant to subsections 6.1(a) and (b) and describing in reasonable detail any significant changes in such reserve since the prior consolidated balance sheet so delivered by the Company;

         (c) promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

         (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company or any of its Subsidiaries and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

         (e) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b), a management summary describing and analyzing the performance of the Company and its Subsidiaries during the periods covered by such financial statements to the extent not included in the reports filed by the Company with the Securities and Exchange Commission which are delivered to the Banks;

         (f) promptly, such additional financial and other information as any Bank may from time to time reasonably (unless a Default or Event of Default has occurred and is continuing) request.

         6.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole and (c) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 90 days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than 90 days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company and its Subsidiaries, as the case may be.

         6.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except for rights, privileges and franchises the loss of which would not in the aggregate have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole, and except as otherwise permitted by subsections 7.4 and 7.5; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole.

         6.5 MAINTENANCE OF PROPERTY; INSURANCE. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

         (b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business; PROVIDED that the Company may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

         6.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP and all Requirements of Law; and permit representatives of any Bank upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired upon reasonable notice, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants.

         6.7 NOTICES. Promptly give notice to the Administrative Agent and each Bank:

    (a) of the occurrence of any Default or Event of Default;

    (b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and would have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole, or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Subsidiaries by any Governmental Authority, which in any such case would have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole;

    (c) of any litigation or proceeding affecting the Company or any of its Subsidiaries (i) in which more than $15,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole;

    (d) of the following events, as soon as practicable after, and in any event within 30 days after, the Company knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan which Reportable Event would have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the institution of proceedings or the taking of any other action by PBGC, the Company or any Commonly Controlled Entity to terminate, withdraw from or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which would have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Bank whichever of the following may be applicable: (A) a certificate of the chief financial officer of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

    (e) of a material adverse change known to the Company or any of its Subsidiaries in the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole; and

    (f) of (i) any release or discharge by the Company or any Subsidiary of any Materials of Environmental Concern required to be reported under Environmental Laws to any Governmental Authority; (ii) any condition, circumstance, occurrence or event that could result in a material liability under Environmental Laws or could result in the imposition of any lien or other restriction on the title, ownership or transferability of any Property; and (iii) any proposed action to be taken by the Company or any Subsidiary that could subject the Company or any Subsidiary to any material additional or different requirements or liabilities under Environmental Law, to the extent and whenever the Company is or becomes aware that any of the foregoing matters described in clause (i) through clause
(iii) has occurred and individually or in the aggregate result or are reasonably likely to result in any increase in the Company's reserve for environmental matters of more than $5,000,000 in excess of the reserve reflected on the most recent financial statements delivered to the Banks pursuant to subsection 6.1.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of the chief executive officer or the chief financial officer of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (f)) stating what action the Company proposes to take with respect thereto.

         6.8 ADDITIONAL SUBSIDIARY GUARANTORS; STOCK PLEDGE. (a) If any Subsidiary of the Company (whether presently existing or hereafter created or acquired) shall become a Material Subsidiary, the Company shall cause such Material Subsidiary to promptly thereafter execute and deliver a Subsidiary Guarantee in favor of the Administrative Agent in substantially the form of Exhibit D, each of which Subsidiary Guarantees shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and its counsel.

         (b) If any Subsidiary of the Company (whether presently existing or hereafter created or acquired) shall become a Material Subsidiary (PROVIDED that any first tier Foreign Subsidiary which would otherwise satisfy the definition of "Material Subsidiary" but for the fact that such Subsidiary is a Foreign Subsidiary or more than 75% of the assets of such Subsidiary are securities of foreign companies (such determination to be made on the basis of fair market value) shall be deemed to be a "Material Subsidiary" for the purposes of this paragraph (b) only), the Company shall cause such Material Subsidiary to promptly pledge or cause to be pledged at all times 100% of the issued and outstanding stock of such Material Subsidiary owned by it

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                                                                             60


pursuant to a Pledge Agreement substantially in the form of Exhibit E or F, as appropriate, each of which Pledge Agreements shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and its counsel; PROVIDED that if such Material Subsidiary is (i) a Domestic Subsidiary more than 75% of the assets of which are securities of foreign companies (such determination to be made on the basis of fair market value) or (ii) a Foreign Subsidiary, only 65% of the stock of such Material Subsidiary shall be required to be pledged pursuant to this subsection 6.8(b).

         (c) In the event that there shall be a Change in Law which eliminates the adverse tax consequences to the Company or any of its Subsidiaries which would have resulted on the date hereof from (A) the pledge of more than 65% of stock of any Foreign Subsidiary which is a Material Subsidiary or any Domestic Subsidiary which is a Material Subsidiary more than 75% of the assets of which are securities of foreign companies (such determination to be made on the basis of fair market value) or (B) the guarantee by a Subsidiary which would be a Material Subsidiary but for the fact that 75% of the assets of such Subsidiary are securities of foreign companies, of the Loans and the other obligations of the Company hereunder, the Company shall promptly thereafter (i) pledge and deliver, or shall cause to be pledged and delivered, to the Administrative Agent such additional stock as can be so pledged without adverse tax consequences and
(ii) cause any such Subsidiary that has not previously executed and delivered a Guarantee because of such adverse tax consequences to deliver a Guarantee to the Administrative Agent to the extent any such guarantee can be so executed and delivered without adverse tax consequences to the Company or any of its Subsidiaries.

         (d) Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of any Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Banks, Liens on the Pledged Stock that are duly perfected in accordance with all applicable Requirements of Law.

         6.9 ENVIRONMENTAL LAWS. Except to the extent the failure of which could not reasonably be expected to have a material adverse effect on the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole, comply with all applicable Environmental Laws and obtain and comply in all material respects with, and maintain any and all, licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws including conducting and completing all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, unless such order or directive is being contested in good faith by the Company or a Subsidiary.


         SECTION 7.     NEGATIVE COVENANTS

         The Company hereby agrees that from and after the Closing Date it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to

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                                                                             61


any Bank, any Co-Agent, any Issuing Bank or the Administrative Agent hereunder:

         7.1 AMENDMENTS OF SPIN-OFF DOCUMENTS. Amend, waive or terminate, or permit any amendment, waiver or termination of, any Spin-Off Document that materially adversely affects (a) the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any of its Subsidiaries to perform their respective obligations under the Spin-Off Documents or (c) the rights and remedies of the Banks.

         7.2 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

         (a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

         (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

         (c) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation;

         (d) Liens or deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (e) easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

         (f) Liens in favor of the Banks pursuant to the Credit Documents and bankers' liens arising by operation of law;

         (g) Liens on assets of corporations which became or become Subsidiaries of the Company, PROVIDED that such Liens exist at the time such corporations became or become Subsidiaries and are not created in anticipation thereof;

         (h) Liens on the Taiwan Mortgaged Real Property securing the Taiwan Mortgage Indebtedness;

         (i) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit which are Commercial L/Cs;

         (j) Liens not otherwise permitted by this subsection 7.2 securing any Indebtedness permitted under this Agreement or obligations to Governmental Authorities, PROVIDED that (i) the aggregate principal amount of Indebtedness and the aggregate amount of obligations to Governmental Authorities secured by such Liens permitted by this paragraph (j) shall at no time exceed $50,000,000 and (ii) no such Liens shall encumber any capital stock of the Company or any Subsidiary;

         (k) any judgment or judicial attachment Lien with respect to any judgment that does not constitute an Event of Default;

         (l) license or leases in the ordinary course of business of patents, copyrights, trademarks, trade names and other intellectual property owned by the Company or any Subsidiary, which do not in the aggregate materially detract from the value of its property or other assets or materially impair the use thereof in the operation of its business, and rights to royalties, fees and other compensation in respect of intellectual property licensed, leased or used by the Company or any Subsidiary;

         (m) Liens arising solely out of consignments of inventory and work-in-process in the ordinary course of business; and

         (n) Liens on fixed or capital assets acquired or improved by the Company or any Subsidiary; PROVIDED that (i) such security interests secure Indebtedness permitted by clause (e) of subsection 7.14, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such improvements and the Indebtedness secured thereby does not exceed 100% of the cost of acquiring or improving such fixed or capital assets and
    (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary.

         7.3 LIMITATION ON GUARANTEE OBLIGATIONS. Create, incur, assume or suffer to exist any Guarantee Obligation except:

         (a) guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Company or any of its Subsidiaries;

         (b) guarantees not otherwise permitted by this subsection 7.3 by the Company and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $50,000,000 at any one time;

         (c) Guarantee Obligations existing on the Closing Date and described in Schedule V;

         (d) Guarantee Obligations in respect of foreign currency exchange contracts permitted by subsection 7.12;

         (e) Guarantee Obligations pursuant to the Subsidiary Guarantees;

         (f) guarantees by the Company of Indebtedness and other obligations of its Subsidiaries and by Subsidiaries of Indebtedness and other obligations of other Subsidiaries and the Company, in each case as permitted under this Agreement; and

         (g) indemnities and other similar Guarantee Obligation arising out of the Spin-Off Documents.

         7.4 PROHIBITION OF FUNDAMENTAL CHANGES. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any material change in the present method of conducting business or engage in any type of business other than of the same general type now conducted by it, except for the transactions otherwise permitted pursuant to subsections 7.5 and 7.6.

         7.5 LIMITATION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except (a) for the sale or other disposition of any property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business; (b) for sales of inventory and receivables made in the ordinary course of business; (c) that any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a wholly-owned Subsidiary of the Company and any Subsidiary of the Company may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a wholly-owned Subsidiary of the Company or a Subsidiary of the Company may merge with the Company (so long as the Company is the surviving corporation) or another Subsidiary, PROVIDED that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Subsidiary to another Subsidiary whose capital stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its capital stock to the Administrative Agent than was pledged by the transferor Subsidiary; and (d) for the sale or other disposition by the Company or any of its Subsidiaries of other assets consummated after the Closing Date, PROVIDED that
(i) such sale or other disposition shall be made for fair value on an arm's-length basis and (ii) the aggregate fair market value of all such assets sold or disposed of under this clause (d) (and the proceeds of which are not reinvested within one year in similar assets) shall not exceed 20% of the consolidated total assets of the Company and its Subsidiaries as of the Closing Date; PROVIDED that in no event shall the Company or any of its Subsidiaries sell any assets pursuant to this clause (d) if the revenue generated by such assets would have exceeded 20% of the consolidated net revenue of the Company and its Subsidiaries for the preceding fiscal year.

         7.6 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person except:

         (a) extensions of trade credit in the ordinary course of business;

         (b) investments by the Company in (i) Subsidiary Guarantors, (ii) any Foreign

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                                                                             64


    Subsidiary set forth on Schedule VI, the stock of which or the stock of the first-tier Foreign Subsidiary which is a direct or indirect parent of which has been pledged in accordance with the terms of this Agreement, and, (iii) to the extent not otherwise permitted by paragraph (c) below, Persons not described in clauses (i) or (ii) above in an aggregate amount not to exceed $75,000,000;

         (c) acquisitions of the capital stock of, or assets constituting a business unit of, another Person, the aggregate consideration for all such acquisitions (including assumed debt) does not exceed $100,000,000 in any fiscal year and $250,000,000 in the aggregate (plus, in each case, the amount of non-mandatorily redeemable capital stock of the Company issued as consideration for any such acquisition), PROVIDED that, after giving effect to any such acquisition, the Company shall be in pro forma compliance with subsections 7.7, 7.8 and 7.9 and no Default or Event or Default shall have occurred and be continuing or shall result therefrom;

         (d) the Company and its Subsidiaries may invest in, acquire and hold Cash Equivalents;

         (e) the Company or any of its Subsidiaries may make travel and entertainment advances, relocation loans and payroll advances in the ordinary course of business to officers and employees of the Company or any such Subsidiary in an aggregate amount not to exceed $500,000 at any time outstanding;

         (f) investments of the Company existing on the Effective Date and described in Schedule VIII;

         (g) investments in obligations arising out of bankruptcy of customers and suppliers; and

         (h) investments arising out of non-cash consideration received in connection with sales of assets as permitted by subsection 7.5.

         7.7 MAINTENANCE OF CONSOLIDATED NET WORTH. Permit Consolidated Net Worth at any time to be less than the sum (without duplication of any item) of
(i) $65,000,000 and (ii) 50% of the Consolidated Net Income of the Company, if positive, for each fiscal quarter (commencing with the fiscal quarter beginning on or about July 1, 1997).

         7.8 MAINTENANCE OF INTEREST COVERAGE. Permit the Interest Coverage Ratio on the last day of any fiscal quarter to be less than 3.75 to 1.0.

         7.9 MAINTENANCE OF LEVERAGE RATIO. Permit, as of the last day of any fiscal quarter ending on or before December 31, 1998, the Leverage Ratio to be greater than 4.0 to 1.0 and, as of the last day of any fiscal quarter ending after December 31, 1998, the Leverage Ratio to be greater than 3.5 to 1.0.

         7.10 LIMITATION ON DIVIDENDS AND STOCK REPURCHASES. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock (including the outstanding capital stock of the Company), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries (all of the foregoing being referred to herein as "RESTRICTED PAYMENTS"); except that:

         (a) Subsidiaries may pay dividends directly or indirectly to the Company or the other Subsidiaries which are directly or indirectly wholly-owned by the Company, and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Company;

         (b) Subsidiaries may pay dividends directly or indirectly to the Company or other Subsidiaries and each other owner of an equity interest in such Subsidiary on a pro rata basis based on their relative ownership interests, and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries and each other owner of an equity interest in such Foreign Subsidiary on a pro rata basis based on their relative ownership interests;

         (c) so long as after giving effect to such Restricted Payments, no Default or Event of Default shall have occurred and be continuing or shall result therefrom, the Company may make Restricted Payments in an aggregate amount not to exceed the sum of (i) $25,000,000 PLUS (ii) 50% of positive Consolidated Net Income from July 1, 1997; and

         (d) so long as after giving effect to such Restricted Payments, no Default or Event of Default shall have occurred and be continuing or shall result therefrom, the Company may distribute to its shareholders the capital stock of NextLevel in connection with the Spin-Off.

         7.11 TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except (a) for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Company's or a Subsidiary's business and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm's length transaction with a Person not an Affiliate, (b) as permitted under subsections 7.3(a) and (f), subsection
7.6 and subsection 7.10 or (c) any transactions entered into as part of the Spin-Off Transactions.

         7.12 FOREIGN EXCHANGE CONTRACTS. Enter into any foreign currency exchange contracts other than in the ordinary course of business.

         7.13 FISCAL YEAR. Permit the fiscal year of the Company to end on a day other than December 31, unless the Company shall have given at least 45 days prior written notice to the Administrative Agent.

         7.14 LIMITATION ON INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

         (a) Indebtedness of the Company under this Agreement and under any Registered Form Notes;


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                                                                             66


         (b) the Taiwan Mortgage Indebtedness;

         (c) (i) Indebtedness of the Company to any of its Subsidiaries and of any wholly-owned domestic Subsidiary to the Company or any other Subsidiary; and (ii) Indebtedness of any wholly-owned foreign Subsidiary to the Company or any other Subsidiary to the extent permitted by subsection 7.6;

         (d) Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries;

         (e) Capital lease obligations, mortgage financings, purchase money Indebtedness and industrial revenue bond issues in respect of real property or equipment incurred by the Company prior to or within 180 days after a capital expenditure in order to finance the purchase or improvement of properties;

         (f) Indebtedness consisting of foreign currency exchange contracts permitted under subsection 7.12; and

         (g) Indebtedness not otherwise permitted by the preceding clauses of this subsection 7.15 not exceeding $50,000,000 in aggregate principal amount at any one time outstanding.

         7.15 LIMITATION ON CAPITAL EXPENDITURES.  At any time when the
Leverage Ratio is greater than or equal to 1.50 to 1, make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure for lease, purchase, construction or use of any property which, in accordance with GAAP, is or should be included in "capital expenditures" or similar items in the Company's consolidated statement of cash flow except for expenditures by the Company and its Subsidiaries in the ordinary course of business not exceeding an aggregate of $75,000,000 during any fiscal year and $300,000,000 during the term of this Agreement (other than any such expenditures permitted under subsection 7.6), in each case net of trade-ins and Net Proceeds from sales of tangible capital assets, to the extent such proceeds are not required to be applied to prepayments pursuant to subsection 3.5.

         7.16 LIMITATION ON LEASES. Permit Consolidated Lease Expense for any fiscal year of the Company to exceed $10,000,000.

         7.17 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property, in an aggregate amount for all such property exceeding $5,000,000, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary.

         7.18 LIMITATION ON NEGATIVE PLEDGE CLAUSES; PAYMENT RESTRICTIONS.
Enter into with any Person any agreement, other than (a) this Agreement, (b) any industrial revenue bonds, purchase money mortgages, development financing or financing leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby) or (c) any other Contractual Obligation which prohibits the assignment of such Contractual Obligation or the property which is the subject of such Contractual Obligation (in which case, any prohibition or limitation shall only be effective against such Contractual Obligation or the property which is the subject of such Contractual Obligation), which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or prohibits or limits the ability of the Company or any of its Subsidiaries to make payments to the Company or any of its Subsidiaries.



         SECTION 8.     EVENTS OF DEFAULT

         Upon the occurrence of any of the following events:

         (a) The Company shall fail to (i) pay any principal of any Loan when due in accordance with the terms hereof or thereof or to reimburse an Issuing Bank in accordance with subsection 2.6 or (ii) pay any interest on any Loan or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

         (b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (c) The Company shall default in the observance or performance of any agreement contained in subsection 6.7(a) or Section 7 of this Agreement or any Credit Party shall default in the observance or performance of any agreement contained in Section 5 of any Pledge Agreement to which it is a party or Section 2 of any Subsidiary Guarantee to which it is a party; or

         (d) The Company or any other Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document, and such default shall continue unremedied for a period of 30 days; or

         (e) The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such

    Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Guarantee Obligation to become payable, any applicable grace period having expired, PROVIDED that the aggregate principal amount of all such Indebtedness and Guarantee Obligations under clauses (i) and (ii) equals or exceeds $10,000,000; or

         (f) (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
    (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

         (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan,
    (iii) a Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived or which occurs by reason of the Spin-Off Transactions) shall occur with respect to, or proceedings to have a trustee appointed shall commence with respect to, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, such Reportable Event shall continue unremedied for ten days after notice of such Reportable Event is given and, in the case of the institution of proceedings, such proceedings shall continue for ten days after commencement thereof or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions relating to such Plans, if any, could subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities which in the aggregate are material in relation to the business, financial condition, properties, results of operations, value or prospects of the Company and its Subsidiaries taken as a whole; or

         (h) Except with respect to the Excluded Litigation, one or more final judicial judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for all such Persons a liability (not paid or fully covered by insurance) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

         (i) Any Pledge Agreement or any Guarantee shall cease, for any reason, to be in full force and effect or any Credit Party shall so assert in writing, or any Pledge Agreement shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction of the part of the Administrative Agent or the Banks); or

         (j) (i) Any Person or two or more Persons (except FL Affiliates) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Exchange Act) of more than 33% of the outstanding shares of voting stock of the Company; or (ii) any Person or two or more Persons (except FL Affiliates) acting in concert shall acquire the power to elect a majority of the Board of Directors of the Company;

then, and in any such event, (x) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically (i) the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (ii) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Banks' obligations to issue Letters of Credit shall immediately terminate and (y) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice to the Company, declare the Commitments and any Bank's obligations to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice of default to the Company, (A) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 8 on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Company's reimbursement obligations under subsection 2.6 as

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                                                                             70


drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company's obligations under this Agreement as the Administrative Agent shall determine with the approval of the Required Banks. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


         SECTION 9.     THE CO-AGENTS; THE ADMINISTRATIVE
                        AGENT; ISSUING BANKS

         9.1 APPOINTMENT. Each Bank hereby irrevocably designates and appoints Chase, Bank of America National Trust and Savings Association, Bank of Montreal, The Bank of Nova Scotia, CIBC Inc., Credit Lyonnais New York Branch, Fleet National Bank and Wachovia Bank, N.A. as the Co-Agents of such Bank under this Agreement and acknowledges that no Co-Agent, in its capacity as such, shall have any duties under the Credit Documents. Each Bank hereby irrevocably designates and appoints Chase as the Administrative Agent under this Agreement and irrevocably authorizes Chase as Administrative Agent for such Bank to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Co-Agents nor the Administrative Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Co-Agents or the Administrative Agent.

         9.2 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint Chase Manhattan Bank Agency Services Corporation as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Banks and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. None of the Co-Agents nor the Administrative Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 9.3.

         9.3 EXCULPATORY PROVISIONS. Neither the Co-Agents nor the Administrative Agent nor any of their officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by any Co-Agent or the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. None of the Co-Agents or the Administrative Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

         9.4 RELIANCE BY CO-AGENTS AND ADMINISTRATIVE AGENT. Each of the Co-Agents and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by such Co-Agent or the Administrative Agent. Each of the Co-Agents and the Administrative Agent may deem and treat the payee of any promissory note issued under or in connection with this Agreement as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Co-Agent or the Administrative Agent. Each of the Co-Agents and the Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Banks (or, where unanimous consent of the Banks is expressly required hereunder, such Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each of the Co-Agents and the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Banks (or the Release Banks with respect to matters requiring the consent of the Release Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

         9.5 NOTICE OF DEFAULT. None of the Co-Agents or the Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Co-Agent or the Administrative Agent has received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; PROVIDED that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

         9.6 NON-RELIANCE ON CO-AGENTS, ADMINISTRATIVE AGENT AND OTHER BANKS. Each Bank expressly acknowledges that none of the Co-Agents or the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Co-Agent or the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by any Co-Agent or the Administrative Agent to any Bank. Each Bank represents to each Co-Agent and to the Administrative Agent that it has, independently and without reliance upon any Co-Agent or the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations,

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                                                                             72


property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder, issue and participate in the Letters of Credit and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon any Co-Agent or the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, none of the Co-Agents and the Administrative Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of any Co-Agent or the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

         9.7 INDEMNIFICATION. The Banks severally agree to indemnify each of the Co-Agents and the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their Commitments Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Co-Agent or the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by any Co-Agent or the Administrative Agent under or in connection with any of the foregoing; PROVIDED that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from any Co-Agent's or the Administrative Agent's gross negligence or willful misconduct. The agreements contained in this subsection 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

         9.8 CO-AGENTS AND ADMINISTRATIVE AGENT IN THEIR INDIVIDUAL CAPACITIES. Each of the Co-Agents and the Administrative Agent and their respective Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though such Co-Agent or Administrative Agent were not a Co-Agent or the Administrative Agent hereunder, as the case may be. With respect to its Loans made or renewed by it and any Letter of Credit issued by or participated in by it, each of the Co-Agents and the Administrative Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Bank and may exercise the same as though it were not a Co-Agent or the Administrative Agent, as the case may be, and the terms "Bank" and "Banks" shall include each of the Co-Agents and the Administrative Agent in their individual capacities.

         9.9 SUCCESSOR CO-AGENT OR ADMINISTRATIVE AGENT. Each Co-Agent and the Administrative Agent may resign as Co-Agent or Administrative Agent, as the case may be, upon 30 days' notice to the Banks. The resignation of any Co-Agent shall be effective without any further act or deed on the part of such former Co-Agent. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld) and upon its acceptance thereof, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After any retiring Co-Agent's or Administrative Agent's resignation hereunder as Co-Agent or Administrative Agent, as the case may be, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Co-Agent or Administrative Agent, as the case may be, under the Credit Documents.


         9.10 AN ISSUING BANK AS ISSUER OF LETTERS OF CREDIT. Each Bank and each Co-Agent hereby acknowledge that the provisions of this Section 9 shall apply to any Issuing Bank, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.


         SECTION 10. MISCELLANEOUS

         10.1 AMENDMENTS AND WAIVERS. No Credit Document nor any terms thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 10.1. With the written consent of the Required Banks, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Banks or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; PROVIDED, HOWEVER, that:

         (a) no such waiver and no such amendment, supplement or modification shall directly or indirectly release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee or release the Company or any Subsidiary from its obligations under its respective Pledge Agreement, in each case, without the written consent of the Release Banks, except as otherwise provided; and

         (b) no such waiver and no such amendment, supplement or modification shall (x) extend the scheduled maturity of any Loan (other than a Bid Loan) or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payments of any fee payable to the Banks hereunder, or reduce the principal amount thereof, or increase the amount of any Bank's Commitments, without the written consent of each Bank affected thereby, or (y) amend, modify or waive any provision of this subsection 10.1 or reduce the percentages specified in the definition of Required Banks or Release Banks, or change the percentage of the Banks required to waive a condition precedent under Section 5 or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the written consent of each Bank, PROVIDED that with respect to any Bid Loan, no such waiver and no such amendment, supplement or modification shall be made without the written consent of each Bank holding such Bid Loan.

Any such waiver and any such amendment, supplement or modification described in this subsection 10.1 shall apply equally to each of the Banks and shall be binding upon each Credit Party, the Banks, the Co-Agents, the Administrative Agent. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Banks. In the case of any waiver, the Company, the Banks, the Co-Agents and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         10.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of each Credit Party and the Administrative Agent, and as set forth in Schedule I in the case of any Bank, or to such other address as may be hereafter notified by the respective parties hereto:

         The Company:        General Semiconductor, Inc.
                             10 Melville Park Road
                             Melville, NY  11747
                             Attention:  Treasurer and General Counsel
                             Telecopy:  (516) 847-3152

         With a copy to:     Fried, Frank, Harris,
                               Shriver & Jacobson
                             One New York Plaza
                             New York, New York  10004
                             Attention:  F. William Reindel, Esq.
                             Telecopy:  (212) 859-8587

         The Administrative
           Agent:            The Chase Manhattan Bank
                             c/o Chase Securities Inc.
                             10 South LaSalle Street
                             Suite 2300
                             Chicago, Illinois 60603
                             Attention:  Leonard Essex
                             Telecopy:  (312) 807-4077

         The Co-Agents:      The Chase Manhattan Bank
                             c/o Chase Securities Inc.

                             10 South LaSalle Street
                             Suite 2300
                             Chicago, Illinois 60603
                             Attention:  Leonard Essex
                             Telecopy:  (312) 807-4077

                             Bank of America National Trust
                             and Savings Association
                             555 California Street
                             41st Floor
                             San Francisco, California 94104
                             Attention:  Douglas C. Watson
                             Telecopy:  (415) 622-2514

                             Bank of Montreal
                             430 Park Avenue
                             Suite 1400
                             New York, New York 10022
                             Attention:  Thomas J. Moore
                             Telecopy:  (212) 605-1454

                             The Bank of Nova Scotia
                             One Liberty Plaza
                             26th Floor
                             New York, New York 10006
                             Attention:  Daniel Foote
                             Telecopy:  (212) 225-5090

                             CIBC Inc.
                             425 Lexington Avenue
                             New York, New York 10017
                             Attention:  Cyd Petre
                             Telecopy:  (212) 856-3991

                             Credit Lyonnais New York Branch
                             1301 Avenue of the Americas
                             New York, New York 10019
                             Attention:  Nicolas Chapin
                             Telecopy:  (212) 459-3179

                             Fleet National Bank
                             75 State Street
                             MA BO F04M
                             Boston, Massachusetts 02109
                             Attention:  Frank Benesh
                             Telecopy:  (617) 346-0568

                             Wachovia Bank, N.A.

                             191 Peachtree Street, MC 370
                             Atlanta, Georgia 30303
                             Attention:  Jane C. Deaver
                             Telecopy:  (404) 332-6898

PROVIDED that any notice, request or demand to or upon the Administrative Agent or the Banks pursuant to subsections 2.3, 2.8, 2.10, 3.1, 3.2, 3.3 and 3.4 shall not be effective until received and PROVIDED FURTHER that the failure to provide the copies of notices to the Company provided for in this subsection 10.2 shall not result in any liability to the Administrative Agent, any Co-Agent or any Bank.

         10.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Co-Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         10.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Letters of Credit.

         10.5 PAYMENT OF EXPENSES AND TAXES.  The Company agrees:

         (a) to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent;

         (b) to pay or reimburse each Bank, each Co-Agent and the Administrative Agent for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, each Co-Agent and each Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, each Co-Agent and each Bank incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto;

         (c) to pay, indemnify, and to hold the Administrative Agent, each Co-Agent and each Bank harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and

         (d) to pay, indemnify, and hold the Administrative Agent, each Co-Agent and each Bank and their respective officers, directors, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts' and consultants' fees and reasonable fees and disbursements of counsel and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against the Administrative Agent, any Co-Agent or the Banks (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans, or any of the other transactions contemplated hereby, whether or not the Administrative Agent, any Co-Agent or any of the Banks is a party thereto,
    (y) with respect to any environmental matters, any actual or alleged environmental compliance expenses and any actual or alleged remediation expenses in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the any parcel of real property currently or previously owned or operated by the Company or any Subsidiary, or any portion thereof, or elsewhere in connection with the transportation of Hazardous Materials to or from any parcel of real property currently or previously owned or operated by the Company or any Subsidiary or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 10.5(d)(z) is intended to limit the Company's obligations pursuant to subsection 2.6);

(all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"), PROVIDED that the Company shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, any Co-Agent or any Bank or any of their respective officers, directors, employees or agents arising from (i) the gross negligence or willful misconduct of such Administrative Agent, Co-Agent or Bank or their respective directors, officers, employees or agents or (ii) legal proceedings commenced against the Administrative Agent, any Co-Agent or any Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or
(iii) legal proceedings commenced against the Administrative Agent, any Co-Agent or any such Bank by any Transferee (as defined in subsection 10.6). The agreements in this subsection 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

         10.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS; PURCHASING BANKS. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Co-Agents and the Administrative Agent, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

         (b) Any Bank may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Bank, any participating interest of such Bank in the Letters of Credit, any Commitment of such Bank or any other interest of such Bank hereunder and under the other Credit Documents, PROVIDED, HOWEVER, that no Bank shall sell any such participating interest to any Participant which is a Non-U.S. Bank that is unable to deliver to such Bank either an Internal Revenue Service Form 4224 or Form 1001 pursuant to clause (A) of subsection 3.17(e) hereof. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof for all purposes under this Agreement and the other Credit Documents and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Credit Documents. The Company agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement; PROVIDED that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Banks the proceeds thereof, as provided in subsection 10.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 3.11, 3.18, 3.19 and 3.20 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time; PROVIDED that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

         (c) Any Bank may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law, at any time sell to any Bank or any Affiliate thereof (including any Affiliate or Subsidiary of such transferor Bank) and, with the consent of the Company and the Administrative Agent, the Issuing Bank, if applicable, and the Swing Line Bank, if applicable (which in each case shall not be unreasonably withheld), sell to one or more additional banks or financial institutions (an "ASSIGNEE"), all or any part of its rights and obligations under this Agreement and the other Credit Documents and with respect to the Letters of Credit, pursuant to an Assignment and Acceptance executed by such Assignee, such assigning Bank (and, in the case of an Assignee that is not then a Bank or an affiliate thereof, by the Company and the Administrative Agent), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); PROVIDED that (A) each such sale pursuant to this subsection 10.6(c) (I) to a Person which is not then a Bank or an Affiliate of a Bank shall be of Commitments and/or Loans of $10,000,000 (or if such assigning Bank has Commitments and Loans in an amount less than $10,000,000 in the aggregate, such lesser amount) or more and (II) to a Person which is then a Bank or an Affiliate of a Bank may be in any amount,
(B) in the event of a sale of less than all of such rights and obligations, such Bank after such sale shall retain Commitments and/or Loans (without duplication) aggregating $10,000,000; and PROVIDED FURTHER that the foregoing shall not prohibit a Bank from selling participating interests in accordance with subsection 10.6(b) in all or any portion of its

Commitments and/or Loans (without duplication) and (C) each Assignee which is a Non-U.S. Bank shall comply with the provisions of clause (A) of subsection 3.17(e) hereof, or, with the prior written consent of the Company which may be withheld in its sole discretion, with or without cause, the provisions of clause
(B) of subsection 3.17(e) hereof (and, in either case, with all of the other provisions of subsection 3.17(e) hereof), and PROVIDED, FURTHER, that no Bank shall assign any Bid Loans pursuant to this subsection 10.6(c) except in connection with the assignment of all of its Loans and Commitments under this Agreement. If at any time any Co-Agent shall own less than 5% of the Commitments and/or the Loans (without duplication), then such Co-Agent shall, at the Company's request after consultation with the Administrative Agent, no longer be entitled to the benefits of the title "Co-Agent" under this Agreement and shall promptly resign as a Co-Agent; PROVIDED that nothing contained in this sentence shall be construed or interpreted as impairing any right of a resigning Co-Agent in its capacity as a Bank under this Agreement; and PROVIDED FURTHER that the foregoing shall not prohibit a Co-Agent from selling participating interests in accordance with subsection 10.6(b) in all or any portion of its
Commitments and/or Loans.   Upon such execution, delivery, acceptance and
recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder with the Commitments as set forth therein, and (y) the assigning Bank thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such assigning Bank shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement and Schedule I hereto to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Bank under this Agreement.

         (d) The Administrative Agent acting on behalf of and as agent for the Company, shall maintain at its address referred to in subsection 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Banks and the registered owners of the Obligations evidenced by the Registered Form Notes and the Commitments of, the principal amount of any Loans owing to, and, if such Bank has any Revolving Credit Commitment, the L/C Participating Interests of, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register as the owner of the Loans, Registered Form Notes or L/C Participating Interests recorded therein for all purposes of this Agreement. Any assignment of a Loan, Registered Form Notes or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of an obligation hereunder evidenced by a promissory note shall be registered in the Register only upon the surrender of such note for registration of such assignment or transfer, and thereupon one or more new notes shall be issued to the Assignee and the old note shall be returned by the Administrative Agent to the Company, marked "cancelled". The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of an Assignment and Acceptance executed by an assigning

Bank and an Assignee (and, in the case of an Assignee that is not then a Bank or an Affiliate thereof, by the Company and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $4,000 if the Assignee is not a Bank or an Affiliate thereof prior to the execution of such Assignment and Acceptance and $1,000 otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.

         (f) The Company authorizes each Bank to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its Subsidiaries and Affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

         (g) If, pursuant to this subsection 10.6, any interest in this Agreement is transferred to any Transferee which would be a Non-U.S. Bank upon the effectiveness of such transfer, the assigning Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the assigning Bank (for the benefit of the assigning Bank, the Administrative Agent and the Company) that under applicable law and treaties no United States federal income taxes or United States backup withholding taxes will be required to be withheld by the Administrative Agent, the Company or the assigning Bank with respect to any payments to be made to such Transferee in respect of the Loans or L/C Participating Interests, (ii) to furnish to the assigning Bank (and, in the case of any Assignee registered in the Register, the Administrative Agent and the Company) such Internal Revenue Service Forms required to be furnished pursuant to subsection 3.17(e) and (iii) to agree (for the benefit of the assigning Bank, the Administrative Agent and the Company) to be bound by the provisions of subsections 3.17(e).

         (h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Bank of any Loan to any Federal Reserve Bank in accordance with applicable law; provided that any transfer of Loans upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this subsection 10.6.

         10.7 ADJUSTMENTS; SET-OFF. (a) If any Bank (a "BENEFITTED BANK") shall at any time receive any payment of all or part of any of its Revolving Credit Loans (other than payment of Swing Line Loans or Bid Loans) or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of
Section 8, or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's Revolving Credit Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Revolving Credit Loans or L/C Participating Interests, as the case may be, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably in accordance with their Commitment Percentages with each of the Banks; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion. The Administrative Agent shall promptly give the Company notice of any set-off, PROVIDED that the failure to give such notice shall not affect the validity of such set-off.

         (b) Upon the occurrence of an Event of Default specified in subsection 8(a) or 8(f), the Administrative Agent, each Bank and each Co-Agent are hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being hereby waived by the Company, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, such Bank or such Co-Agent or any Affiliate thereof to or for the credit or the account of the Company, or any part thereof in such amounts as the Administrative Agent, such Bank or such Co-Agent may elect, on account of the liabilities of the Company hereunder and under the other Credit Documents and claims of every nature and description of the Administrative Agent, such Bank or such Co-Agent against the Company, in any currency, whether arising hereunder, under any other Credit Document, as the Administrative Agent, such Bank or such Co-Agent may elect, whether or not the Administrative Agent, such Bank or such Co-Agent has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent, each Bank and each Co-Agent shall notify the Company promptly of any such setoff made by it and the application made by it of the proceeds thereof, PROVIDED that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Bank and each Co-Agent under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent, such Bank or such Co-Agent may have.

         10.8 JUDGMENT. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

         (b) The obligation of the Company in respect of any sum due to any Bank or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency (the "JUDGMENT CURRENCY") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement or the other Credit Documents (the "AGREEMENT CURRENCY"), be discharged only to the extent that on the Business Day following receipt by such

Bank or the Administrative Agent (as the case may be) of any sum adjudged to be so due in the Judgment Currency such Bank or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to such Bank or the Administrative Agent (as the case may be) in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Administrative Agent (as the case may be) against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Bank or the Administrative Agent (as the case may be), such Bank or the Administrative Agent (as the case may be) agrees to remit to the Company such excess.

         10.9 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent. This Agreement shall become effective with respect to the Company, the Co-Agents, the Administrative Agent and the Banks when the Administrative Agent shall have received copies of this Agreement executed by the Company, the Co-Agents and the Banks, or, in the case of any Bank, shall have received telephonic confirmation from such Bank stating that such Bank has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent and the other conditions set forth in subsection 5.1 shall have been satisfied or waived in accordance with the terms thereof.

         10.10 INTEGRATION. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Administrative Agent, the Co-Agents and the Banks with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Co-Agent or any Bank relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

         10.11 GOVERNING LAW; NO THIRD PARTY RIGHTS. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SUBSECTION 10.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

         10.12 SUBMISSION TO JURISDICTION; WAIVERS. (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

              (i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY
     JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL

     JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

              (ii)  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY
     BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

             (iii)  AGREES THAT SERVICE OF PROCESS IN ANY SUCH
     ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF
     MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SUBSECTION 10.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

             (iv)  AGREES THAT NOTHING CONTAINED HEREIN SHALL
     AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

            (b) EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (A) ABOVE.

            10.13 ACKNOWLEDGEMENTS.  The Company hereby acknowledges that:

            (a) none of the Administrative Agent, any Co-Agent or any Bank has any fiduciary relationship to any Credit Party, and the relationship between the Administrative Agent, the Co-Agents and the Banks, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor; and

            (b) no joint venture exists among the Banks or among any Credit Parties and the Banks.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                                GENERAL SEMICONDUCTOR, INC.



                                       By: /s/ ANDREW M. CAGGIA
                                       -----------------------------
                                       Title: Senior Vice President,
                                              Chief Financial Officer

                                       THE CHASE MANHATTAN BANK, as
                                        Administrative Agent, as a
                                        Co-Agent and as a Bank



                                       By: /s/ Laurie B. Perper
                                       ------------------------------
                                       Title: Vice President

                              BANK OF AMERICA NATIONAL TRUST AND
                              SAVINGS ASSOCIATION, as a Co-Agent and
                              as a Bank


                              By: /s/
                                  -------------------------
                                  Title:



                              By: /s/
                                  -------------------------
                                  Title:


                              BANK OF MONTREAL, as a Co-Agent and as a Bank


                              By: /s/
                                  -------------------------
                                  Title:


                              THE BANK OF NOVA SCOTIA, as a Co-Agent
                              and as a Bank


                              By: /s/
                                  -------------------------
                                  Title:


                              CIBC INC., as a Co-Agent and as a Bank


                              By: /s/
                                  -------------------------
                                  Title:


                              CREDIT LYONNAIS NEW YORK BRANCH, as a
                              Co-Agent and as a Bank


                              By: /s/
                                  -------------------------
                                  Title:

                              FLEET NATIONAL BANK, as a Co-Agent and
                              as a Bank


                              By: /s/
                                  -------------------------
                                  Title:


                              WACHOVIA BANK, N.A., as a Co-Agent and
                              as a Bank


                              By: /s/
                                  -------------------------
                                  Title:


                              THE BANK OF NEW YORK


                              By: /s/
                                  -------------------------
                                  Title:


                              BANK OF TOKYO-MITSUBISHI TRUST COMPANY


                              By: /s/
                                  -------------------------
                                  Title:


                              BANKBOSTON, N.A.


                              By: /s/
                                  -------------------------
                                  Title:


                              BANQUE NATIONALE DE PARIS


                              By: /s/
                                  -------------------------
                                  Title:


                              By: /s/
                                  -------------------------
                                  Title:

                              BANQUE PARIBAS


                              By: /s/
                                  -------------------------
                                  Title:


                              By: /s/
                                  -------------------------
                                  Title:


                              CAISSE NATIONALE DE CREDIT AGRICOLE


                              By: /s/
                                  -------------------------
                                  Title:


                              THE LONG-TERM CREDIT BANK OF JAPAN, LTD.


                              By: /s/
                                  -------------------------
                                  Title:


                              THE SANWA BANK, LIMITED, CHICAGO BRANCH


                              By: /s/
                                  -------------------------
                                  Title:


                              SOCIETE GENERALE, NEW YORK BRANCH


                              By: /s/
                                  -------------------------
                                  Title:


                              THE SUMITOMO BANK, LTD., CHICAGO BRANCH


                              By: /s/
                                  -------------------------
                                  Title: